Exhibit 10.1
EXECUTION VERSION
THE OBLIGATIONS (EXCLUSIVE OF “REVOLVER DEBT” AND OTHER “EXCLUDED ITEMS” EACH AS DEFINED IN THE WFF SUBORDINATION AGREEMENT DEFINED BELOW) OF BORROWER (AS DEFINED BELOW) UNDER THIS AGREEMENT (AS DEFINED BELOW) ARE SUBJECT AND SUBORDINATED TO PAYMENT OF ALL “SENIOR DEBT” AS DEFINED IN THE WFF SUBORDINATION AGREEMENT TO THE EXTENT PROVIDED IN THE WFF SUBORDINATION AGREEMENT.

CREDIT AGREEMENT
by and among
WESTWOOD ONE, INC.
as Borrower,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO FOOTHILL, LLC
as the Arranger and Administrative Agent
Dated as of April 23, 2009

Page

1. DEFINITIONS AND CONSTRUCTION	1
1.1. Definitions	1
1.2. Accounting Terms	1
1.3. Code	1
1.4. Construction	1
1.5. Schedules	2
2. LOAN AND TERMS OF PAYMENT	2
2.1. Revolver Advances	2
2.2. Term Loan	2
2.3. Borrowing Procedures and Settlements	3
2.4. Payments; Reductions of Commitments; Prepayments	8
2.5. [Intentionally Omitted]	15
2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	15
2.7. Crediting Payments	16
2.8. Designated Account	16
2.9. Maintenance of Loan Account; Statements of Obligations	17
2.10. Fees	17
2.11. Letters of Credit	17
2.12. LIBOR Option	21
2.13. Capital Requirements	23
2.14. Sponsor Letter of Credit	24
3. CONDITIONS; TERM OF AGREEMENT	25
3.1. Conditions Precedent to the Initial Extension of Credit	25
3.2. Conditions Precedent to all Extensions of Credit	25
3.3. Term	25
3.4. Effect of Termination	25
3.5. Early Termination by Borrower	26
3.6. Provisions Regarding Letter of Credit Collateralization	26
4. REPRESENTATIONS AND WARRANTIES	27
4.1. Organization; Power and Authority	27
4.2. Authorization, Etc.	28
4.3. Disclosure	28
4.4. Organization and Ownership of Shares of Subsidiaries	28
4.5. Financial Statements; Projections	29
4.6. Compliance with Laws, Other Instruments, Etc.	29
4.7. Governmental Authorizations, Etc.	29
4.8. Litigation; Observance of Statutes and Orders	30
4.9. Taxes	30
4.10. Title to Property; Leases	30

-i-

(continued)
Page

4.11. Licenses, Permits, Etc.	31
4.12. Compliance with ERISA	31
4.13. Outstanding Indebtedness	31
4.14. Status under Certain Statutes	31
4.15. Environmental Matters	32
4.16. No Default	32
4.17. Patriot Act	32
4.18. Margin Stock	33
4.19. OFAC	33
5. AFFIRMATIVE COVENANTS	33
5.1. Financial and Business Information	33
5.2. Officer’s Certificate	36
5.3. Inspection	37
5.4. Compliance with Law	37
5.5. Insurance	38
5.6. Maintenance of Properties	38
5.7. Payment of Taxes	38
5.8. Corporate Existence, Etc.	38
5.9. Additional Guarantors	39
5.10. Sale of Culver City	39
6. NEGATIVE COVENANTS	39
6.1. Transactions with Affiliates	39
6.2. Merger, Consolidation, Etc.	40
6.3. Limitation on Indebtedness	40
6.4. Limitation on Liens	41
6.5. Limitation on Investments	42
6.6. Restricted Payments	43
6.7. Line of Business	43
6.8. Limitation on Sale of Assets	43
6.9. Capital Expenditures; Acquisitions	44
6.10. Limitation on Amendments to Senior Refinancing Documents / Senior Documents	44
6.11. No Foreign Subsidiaries	44
6.12. Use of Proceeds	45
6.13. Restrictive Agreements	45
7. FINANCIAL COVENANT	46
7.1. Maintenance of Senior Debt Leverage Ratio	46
8. EVENTS OF DEFAULT	46

-ii-

(continued)
Page

9. RIGHTS AND REMEDIES	49
9.1. Rights and Remedies	49
9.2. Remedies Cumulative	50
10. WAIVERS; INDEMNIFICATION	50
10.1. Demand; Protest; Etc.	50
10.2. [Intentionally Omitted]	50
10.3. Indemnification	50
11. NOTICES	51
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CALIFORNIA JUDICIAL REFERENCE	52
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS; GORES PARTY SUBORDINATION	53
13.1. Assignments and Participations	53
13.2. Successors	58
13.3. Sponsor Guaranty and Put Agreement	58
13.4. Right of First Offer Agreement; Joinder to Applicable Subordination Agreement	58
13.5. Gores Party Subordination	59
14. AMENDMENTS; WAIVERS	59
14.1. Amendments and Waivers	59
14.2. Replacement of Holdout Lender	61
14.3. No Waivers; Cumulative Remedies	61
15. AGENT; THE LENDER GROUP	62
15.1. Appointment and Authorization of Agent	62
15.2. Delegation of Duties	62
15.3. Liability of Agent	63
15.4. Reliance by Agent	63
15.5. Notice of Default or Event of Default	64
15.6. Credit Decision	64
15.7. Costs and Expenses; Indemnification	64
15.8. Agent in Individual Capacity	65
15.9. Successor Agent	65
15.10. Lender in Individual Capacity	66
15.11. [Intentionally Omitted]	66
15.12. Restrictions on Actions by Lenders; Sharing of Payments	66
15.13. [Intentionally Omitted]	67
15.14. Payments by Agent to the Lenders	67
15.15. Concerning the Related Loan Documents	67
15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	68
15.17. Several Obligations; No Liability	68

-iii-

(continued)
Page

16. WITHHOLDING TAXES	69
17. GENERAL PROVISIONS	72
17.1. Effectiveness	72
17.2. Section Headings	72
17.3. Interpretation	72
17.4. Severability of Provisions	73
17.5. [Intentionally Omitted]	73
17.6. Debtor-Creditor Relationship	73
17.7. Counterparts; Electronic Execution	73
17.8. Revival and Reinstatement of Obligations	73
17.9. Confidentiality	74
17.10. Lender Group Expenses	75
17.11. USA PATRIOT Act	76
17.12. Integration	76

-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit 3.1(c)(iii)	Form of Guaranty
Exhibit 3.1(c)(iv)	Form of WFF Subordination Agreement
Exhibit 3.1(c)(v)	Form of Sponsor Guaranty and Put Agreement
Exhibit 3.1(c)(vii)	Form of Sponsor Letter of Credit
Exhibit 3.1(c)(viii)	Form of Right of First Offer Agreement
Exhibit 3.1(d)	Form of Secretary’s Certificate of Borrower
Exhibit 3.1(h)	Form of Secretary’s Certificate of Guarantors
Exhibit 3.1(j)	Form of Secretary’s Certificate of Sponsor Guarantors
Exhibit 3.1(n)	Form of Opinion of Loan Parties’ Counsel
Exhibit 3.1(o)	Form of Opinion of Sponsor Guarantors’ Counsel
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Accounts
Schedule S-1	Specified Competitors
Schedule S-2	New Competitors
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.9	Changes in Corporate Structure
Schedule 4.4	Subsidiaries and Ownership of Subsidiaries
Schedule 4.5	Financial Statements
Schedule 4.8	Litigation
Schedule 4.11	Intellectual Property
Schedule 5.10	Sale-Leaseback Transaction Terms
Schedule 6.3	Existing Capital Leases
Schedule 6.4	Existing Liens
Schedule 6.5(d)	Existing Investments
Schedule 6.5(e)	Other Investments
Schedule 6.8(e)	Sales and Dispositions of Property

-v-

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of April 23, 2009, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and WESTWOOD ONE, INC., a Delaware corporation (“Borrower”).
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1. Definitions.
Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term Borrower is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
1.3. Code.
Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4. Construction.
Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the Subordination Agreement). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit, providing Letter of Credit Collateralization) of all Obligations (other than contingent indemnification obligations and contingent reimbursement obligations (it being agreed that “contingent reimbursement obligations” does not refer to obligations, contingent or otherwise, pertaining to the Letters of Credit) in respect of which no claim for payment has been asserted in writing). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5. Schedules.
All of the schedules attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
2.1. Revolver Advances.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Usage at such time.
(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
2.2. Term Loan.
Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Term Loan pursuant to the terms of the Loan Documents shall constitute Obligations.

2.3. Borrowing Procedures and Settlements.
(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b) Making of Swing Loans. In the case of a request for an Advance consisting of Swing Loans and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $1,500,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Borrower’s Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(i), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 is not satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. Notwithstanding the foregoing or anything contained herein to the contrary, Borrower may at any time and from time to time, so long as no Event of Default has occurred and is continuing and each of the applicable conditions precedent set forth in Section 3 is satisfied or waived, request Advances that are LIBOR Loans pursuant to the terms of Section 2.12 (it being understood that the prepayment of any LIBOR Loan before the last day of the applicable Interest Period may result in losses, costs or expenses as set forth in Section 2.12(b)).

(c) Making of Loans.
(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(i), no Lender shall have the obligation to make any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 is not satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.
(iii) Unless all other Obligations have been paid in full, Agent shall not be obligated to transfer to a Defaulting Lender any payments (including without limitation any voluntary or mandatory prepayments or payments pursuant to Section 2.4(b)) made by, or on behalf of, Loan Parties to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments or, if so directed by Borrower and if no Default or Event of Default or Trigger Event has occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment and Pro Rata Share shall be deemed to be zero and notwithstanding anything to the contrary herein, such Defaulting Lender shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of consents and waivers) with respect to the Loan Documents. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender in accordance with Section 13.1 (including, without limitation, subject to any consent rights of Agent provided in Section 13.1). In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) arising prior to the time such Defaulting Lender became a Defaulting Lender without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
(d) Protective Advances.
(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable to enhance the likelihood of repayment of the Obligations (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”); provided, that the aggregate amount of all outstanding Protective Advances plus the Revolver Usage (other than Protective Advances) shall not at any time exceed the Maximum Revolver Amount.

(ii) Each Protective Advance made in accordance with Section 2.3(d)(i) shall be deemed to be an Advance hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.
(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower’s payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder.
(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments of Borrower received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, payments of Borrower received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on such Swing Loans, Protective Advances and Advances, as the case may be, by Swing Lender, Agent, or the Lenders, as applicable.
(f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances (and portion of the Term Loan, as applicable), owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reductions of Commitments; Prepayments.
(a) Payments by Borrower.
(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b) Apportionment and Application.
(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and (subject to Section 2.4(b)(iv), Section 2.4(e) and Section 2.4(f)) all such payments shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired in immediately available funds to the Borrower’s Designated Account) or such other Person entitled thereto under applicable law.
(ii) At any time that an Application Event has occurred and is continuing, all payments remitted to Agent (other than payments made (x) with proceeds of a draw by Agent in respect of the Sponsor Letter of Credit and/or (y) with proceeds received by Agent pursuant to the Sponsor Guaranty and Put Agreement) shall be applied as in the order of payment set forth in subsection (A) below and all payments made (x) with proceeds of a draw in respect of the Sponsor Letter of Credit and/or (y) with proceeds received by Agent pursuant to Section 2 and/or Section 4 of the Sponsor Guaranty and Put Agreement shall be applied in the order of payment set forth in subsection (B) below.

(A) Except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent (other than payments made (x) with proceeds of a draw by Agent in respect of the Sponsor Letter of Credit and/or (y) with proceeds received by Agent pursuant to Section 2 and/or Section 4 of the Sponsor Guaranty and Put Agreement) at any time an Application Event has occurred and is continuing shall be applied as follows:
(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to Agent under the Loan Documents, until paid in full,
(2) second, to pay any fees or premiums, if any, then due to Agent under the Loan Documents until paid in full,
(3) third, to pay interest due in respect of all Protective Advances until paid in full,
(4) fourth, to pay the principal of all Protective Advances until paid in full,
(5) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(6) sixth, ratably to pay any fees or premiums, if any, then due to any of the Lenders under the Loan Documents until paid in full,
(7) seventh, ratably to pay interest due in respect of (x) the Advances (other than Protective Advances), (y) the Swing Loans and (z) to the extent not prohibited to be paid by the Subordination Agreement, the Term Loan, in each case until paid in full,
(8) eighth, ratably (w) to pay the principal of all Swing Loans until paid in full, (x) to pay the principal of all Advances until paid in full, (y) to Agent, to be held by Agent, for the benefit of Issuing Lender and those Lenders having a share of the Risk Participation Liability, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (z) to the extent not prohibited to be paid by the Subordination Agreement, to pay the principal of the Term Loan until paid in full,

(9) ninth, to pay any other Obligations (except for any Obligations pertaining to the Term Loan to the extent payment of such Obligations is prohibited by the Subordination Agreement),
(10) tenth, to pay interest due in respect of the Term Loan until paid in full without regard to the provisions of the Subordination Agreement (it being understood that solely as between the Noteholders (as defined in the Subordination Agreement), on the one hand, and the Lender Group, on the other hand, and without giving any rights to any other Person (including without limitation any Loan Party) with respect thereto, the Lender Group shall be required to comply with the provisions of the Subordination Agreement),
(11) eleventh, to pay the principal of the Term Loan until paid in full, without regard to the provisions of the Subordination Agreement (it being understood that solely as between the Noteholders (as defined in the Subordination Agreement), on the one hand, and the Lender Group, on the other hand, and without giving any rights to any other Person (including without limitation any Loan Party) with respect thereto, the Lender Group shall be required to comply with the provisions of the Subordination Agreement),
(12) twelfth, to pay any other Obligations pertaining to the Term Loan, without regard to the provisions of the Subordination Agreement (it being understood that solely as between the Noteholders (as defined in the Subordination Agreement), on the one hand, and the Lender Group, on the other hand, and without giving any rights to any other Person (including without limitation any Loan Party) with respect thereto, the Lender Group shall be required to comply with the provisions of the Subordination Agreement), and
(13) thirteenth, except as otherwise directed pursuant to the WFF Subordination Agreement, to Borrower (to be wired in immediately available funds to the Borrower’s Designated Account) or such other Person entitled thereto under applicable law.
(B) Except as otherwise provided with respect to Defaulting Lenders, all payments made (x) with proceeds of a draw by Agent in respect of the Sponsor Letter of Credit and/or (y) with proceeds received by Agent pursuant to Section 2 and/or Section 4 of the Sponsor Guaranty and Put Agreement, in each case, at any time that an Application Event has occurred and is continuing shall be applied as follows:
(1) first, in the event that such payments are being so made to remedy a Default or an Event of Default under either Section 8(a) or Section 8(b), as applicable, as expressly provided in Section 2(c) of the Sponsor Guaranty and Put Agreement, such payment shall be applied to the specific Obligations then past due that gave rise to such Default or Event of Default so long as after giving effect to such application no Default or Event of Default is in existence;

(2) second, to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to Agent under the Loan Documents, until paid in full,
(3) third, to pay any fees or premiums, if any, then due to Agent under the Loan Documents until paid in full,
(4) fourth, to pay interest due in respect of the Term Loan until paid in full,
(5) fifth, to pay principal of the Term Loan until paid in full,
(6) sixth, to pay interest due in respect of all Protective Advances until paid in full,
(7) seventh, to pay the principal of all Protective Advances until paid in full,
(8) eighth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(9) ninth, ratably to pay any fees or premiums, if any, then due to any of the Lenders under the Loan Documents until paid in full,
(10) tenth, ratably to pay interest due in respect of (x) the Advances (other than Protective Advances), and (y) the Swing Loans, in each case until paid in full,
(11) eleventh, ratably (x) to pay the principal of all Swing Loans until paid in full, (y) to pay the principal of all Advances until paid in full, and (z) to Agent, to be held by Agent, for the benefit of Issuing Lender and those Lenders having a share of the Risk Participation Liability, as cash collateral in an amount up to 105% of the Letter of Credit Usage,
(12) twelfth, to pay any other Obligations, and
(13) thirteenth, to Borrower (to be wired in immediately available funds to the Borrower’s Designated Account) or such other Person entitled thereto under applicable law.
(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” means payment in cash of all amounts then owing under the Loan Documents, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
(vii) Notwithstanding the foregoing or any other term of this Agreement or any other Loan Document, for the avoidance of doubt, the failure of Borrower or any other Person to make any payments when due pursuant to the terms of this Agreement or any other Loan Documents due to a prohibition contained in the Subordination Agreement shall still constitute an Event of Default under either Section 8(a) or Section 8(b), as applicable.
(c) Reduction of Commitments.
(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the face amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such partial reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent and shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by Borrower if such refinancing or other transaction fails to close. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.
(ii) Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d) Optional Prepayments.
(i) Advances. Borrower may prepay the principal of any Advance (including, without limitation, any Protective Advance or Swing Loan) at any time in whole or in part, without premium or penalty other than for any applicable losses, costs or expenses (if any) owed pursuant to Section 2.12(b)(ii).
(ii) Term Loan. Borrower may, upon at least 5 Business Days prior written notice to Agent, which notice shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by Borrower if such refinancing or other transaction fails to close, prepay the principal of the Term Loan, in whole or in part without premium or penalty other than for any applicable losses, costs or expenses owed pursuant to Section 2.12(b)(ii). Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining principal due on the Term Loan.
(e) Mandatory Prepayments.
(i) [Intentionally Omitted]
(ii) Dispositions. Subject to Section 2.4(e)(v), within 1 Business Day of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries to any Person other than Borrower or a Subsidiary thereof of assets (including casualty losses or condemnations but excluding sales or dispositions permitted pursuant to clauses (a) (subject to the dollar basket set forth in clause (a)), (b) and (c) of Section 6.8), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including 100% of the Net Cash Proceeds in respect of condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Borrower shall be permitted to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, and (C) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such Net Cash Proceeds, Borrower and its Subsidiaries shall have the option to apply such Net Cash Proceeds to the costs of replacement of the assets that are the subject of such sale or disposition or to the costs of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts not so applied shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.8. For the avoidance of doubt, this Section 2.4(e)(ii) shall not apply to any issuances or sales of Equity Interests by Borrower.

(iii) Indebtedness. Subject to Section 2.4(e)(v), within 1 Business Day following the date of incurrence by the Loan Parties or any of their Subsidiaries of any Indebtedness (other than any Indebtedness permitted under this Agreement), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.
(iv) Change of Control. Subject to Section 2.4(e)(v), in the event of a Change of Control the Borrower shall prepay, in accordance with and subject to this Section 2.4(e)(iv), all, but not less than all, of the Obligations held by each Lender on the earlier of the second Business Day after the Change of Control or the date of repayment or prepayment of any other Indebtedness of the Borrower and its Subsidiaries required to be prepaid or repaid in connection with such Change of Control (the “Change of Control Prepayment Date”). Prepayment of the Obligations pursuant to this Section 2.4(e)(iv) shall be at 100% of the Obligations. The prepayment shall be made on the Change of Control Prepayment Date.
(v) Senior Debt Application. Notwithstanding anything to the contrary contained herein, prepayments payable under Section 2.4(e)(ii), 2.4(e)(iii) or 2.4(e)(iv), shall be applied to prepay Senior Debt (as defined in the Subordination Agreement) until the Senior Debt (as defined in the Subordination Agreement) has been paid in full (other than (i) contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted in writing by the Person holding such claim and (ii) Noteholder Subrogation Rights, as defined in the WFF Subordination Agreement) and then to prepay the Obligations in accordance with the terms of this Agreement.
(f) Application of Payments.
(i) [Intentionally Omitted]
(ii) Each prepayment pursuant to Section 2.4(e)(ii), Section 2.4(e)(iii) and Section 2.4(e)(iv) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, and second, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount until such time that the Maximum Revolver Amount equals $7,500,000, and without a corresponding permanent reduction in the Maximum Revolver Amount thereafter) and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Amounts to be prepaid pursuant to Section 2.4(d), 2.4(e)(ii), 2.4(e)(iii) and 2.4(e)(iv) above shall be applied within the order of application of payment set forth in this Section 2.4(f)(ii) first to reduce the outstanding principal balance of Base Rate Loans until paid in full, and second to reduce the outstanding principal balance of LIBOR Rate Loans.

2.5. [Intentionally Omitted]
2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance thereof as follows:
(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin minus 0.50% times the Daily Balance of the undrawn face amount of all outstanding Letters of Credit.
(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
(i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and
(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d) Payment. Except as provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding; provided, that notwithstanding anything to the contrary contained herein, if any payment of interest, Letter of Credit fees or other fees, is payable on a day which is not a Business Day, then such date of payment shall be extended to the immediately following Business Day (it being understood that in the case of a LIBOR Rate Loan, interest shall be payable as set forth in the definition of the term Interest Period). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof). Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and, to the maximum extent permitted by applicable law, payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7. Crediting Payments.
The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8. Designated Account.
Agent is authorized to make the Advances, the Swing Loans and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain Borrower’s Designated Account with Borrower’s Designated Account Bank for the purpose of receiving the proceeds of the Advances and Swing Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to Borrower’s Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations.
Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.10. Fees.
Borrower shall pay to Agent,
(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter; and
(b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 1.00% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).
2.11. Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities, guarantees, or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission 5 Business Days in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the face amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed $1,500,000, or
(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding principal amount of Advances (including, without limitation, Protective Advances and Swing Loans).
Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance reasonably acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the next Business Day, and, in the absence of reimbursement on the prescribed schedule, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, other than any liability that a court of competent jurisdiction finally determines resulted from the gross negligence or willful misconduct of the Issuing Lender or any member of the Lender Group. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f) If by reason of (i) any change after the Closing Date (or, in the case of any Person that becomes an Underlying Issuer or an Issuing Lender after the Closing Date, the date on which such Person becomes an Underlying Issuer or Issuing Lender) in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Issuing Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or
(ii) there shall be imposed on the Underlying Issuer or the Issuing Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender or Underlying Issuer of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Issuing Lender or Underlying Issuer, then, and in any such case, Agent (on behalf of itself, the Underlying Issuer or the Issuing Lender) may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender or Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that Borrower shall not be required to compensate the Issuing Lender or Underlying Issuer pursuant to this Section for any such amounts incurred more than 180 days prior to the date that the Issuing Lender or Underlying Issuer, as applicable first demands payment from Borrower of such amounts; provided further that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12. LIBOR Option.
(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower has either (x) properly exercised the LIBOR Option with respect thereto or (y) sent prior written notice to Agent of its election not to convert such LIBOR Rate Loan to the rate of interest then applicable to Base Rate Loans of the same type hereunder, such LIBOR Rate Loan shall automatically convert to or continue as a LIBOR Rate Loan with a 1-month Interest Period commencing on the last day of such Interest Period. At any time that an Event of Default has occurred and is continuing, (i) Borrower no longer shall have the option to request that Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate and (ii) notwithstanding the immediately preceding sentence, all LIBOR Rate Loans shall, at the election of Agent or Required Lenders, automatically convert to Base Rate Loans of the same type at the end of the applicable Interest Periods.
(b) LIBOR Election.
(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold the Lenders harmless against any loss, cost, or expense (but excluding loss of any margin) actually incurred by any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or Trigger Event that results in Agent exercising its rights under Section 2 and/or Section 4 of the Sponsor Guaranty and Put Agreement), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to the Lender within 30 days of the date of its receipt of such certificate. For the avoidance of doubt, Borrower shall have no liability for Funding Losses that may arise by virtue of any Base Rate Loan accruing interest at the one month LIBOR Rate pursuant to clause (d) of the definition of “Base Rate”.

(iii) Borrower shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrower may only exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000.
(c) Conversion.
Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of payments remitted to Agent in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold the Lenders harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii) above.
(d) Special Provisions Applicable to LIBOR Rate.
(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis from and after the effective date of the change in applicable laws or in reserve requirements, as applicable, to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof (or, in the case of any Person that becomes a Lender after the date hereof, after the date on which such Person becomes a Lender), as determined reasonably and in good faith by such Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13. Capital Requirements.
(a) If, after the date hereof (or, in the case of any Person that becomes a Lender after the date hereof, after the date on which such Person becomes a Lender), any Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law) changed or imposed after the date hereof (or, in the case of any Person that becomes a Lender after the date hereof, after the date on which such Person becomes a Lender), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If (x) any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or delivers a notice pursuant to Section 2.12(d)(ii) (any such Lender, an “Affected Lender”) or (y) Agent on behalf of itself, the Underlying Issuer or the Issuing Lender requests additional or increased costs pursuant to Section 2.11(f) (any such Person, an “Affected L/C Entity”), then, if requested by Borrower to do so, such Affected Lender or Affected L/C Entity shall use reasonable efforts to promptly designate a different one of its lending or letter of credit issuing offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender or Affected L/C Entity, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(f), Section 2.12(d)(i) or Section 2.13(a), or not require the delivery of the notice delivered pursuant to Section 2.12(d)(ii), as applicable, and (ii) in the reasonable judgment of such Affected Lender or Affected L/C Entity, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. If Borrower requests an Affected Lender or Affected L/C Entity to take such actions, Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender or Affected L/C Entity in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender or Affected L/C Entity does not so designate a different one of its lending or letter of credit issuing offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender or Affected L/C Entity pursuant to Section 2.11(f), Section 2.12(d)(i) or Section 2.13(a) or eliminate the restrictions with respect to LIBOR Rate Loans in Section 2.12(d)(ii), as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender or Issuing Lender under Section 2.11(f), Section 2.12(d)(i) or (ii) or Section 2.13(a), as applicable) may, upon notice to Agent, unless prior to the effective date of any such assignment the Affected Lender or Affected L/C Entity withdraws its request for such additional amounts under Section 2.11(f), Section 2.12(d)(i) or Section 2.13(a) or its notice under Section 2.12(d)(ii), as applicable, seek one or more substitute Lenders or a substitute Issuing Lender, in each case, reasonably acceptable to Agent (each substitute Lender or substitute Issuing Lender, a “Replacement Lender”) to purchase the Obligations owed to such Affected Lender or Issuing Lender, as the case may be, and such Affected Lender’s or Issuing Lender’s Commitments hereunder, and if such Replacement Lender or Replacement Lenders agree(s) to such purchase, such Affected Lender or the Issuing Lender shall, in accordance with Section 14.2, assign to the applicable Replacement Lender(s) its Obligations and Commitments, pursuant to an Assignment and Acceptance, and upon such purchase by any Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender or the Issuing Lender shall cease to be a “Lender” for purposes of this Agreement.
2.14. Sponsor Letter of Credit.
Borrower acknowledges that Agent may draw on the Sponsor Letter of Credit and apply the proceeds thereof pursuant to the terms and conditions of the Sponsor Guaranty and Put Agreement and Section 2.4(b)(ii)(B).

3. CONDITIONS; TERM OF AGREEMENT.
3.1. Conditions Precedent to the Initial Extension of Credit.
The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2. Conditions Precedent to all Extensions of Credit.
The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a) the representations and warranties of Borrower and its Subsidiaries and Sponsor Guarantors contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
(b) no Default or Event of Default or Trigger Event shall have occurred and be continuing on the date of such extension of credit, nor shall any result from the making thereof.
3.3. Term.
This Agreement shall continue in full force and effect for a term ending on July 15, 2012 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.4. Effect of Termination.
On the date of such termination of this Agreement as provided in Section 3.3, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including the requirement that Letter of Credit Collateralization be provided pursuant to Section 3.6 hereof). No termination of this Agreement, however, shall relieve or discharge Loan Parties or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Lender Group’s obligations to provide additional credit hereunder have been terminated.

3.5. Early Termination by Borrower.
Borrower has the option, at any time upon 5 Business Days prior written notice (which notice shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by Borrower if such refinancing or other transaction fails to close) by Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent the Obligations (including the provision of Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage pursuant to Section 3.6 hereof), in full.
3.6. Provisions Regarding Letter of Credit Collateralization.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if the Sponsor Guarantors (or either of them) furnish to Agent Letter of Credit Collateralization pursuant to Section 3.4, Section 3.5 or this Section 3.6 hereof with respect to all outstanding and undrawn Letters of Credit existing on the date (the “Applicable Termination Date”) on which this Agreement is terminated and if Borrower and Sponsor Guarantors notify Agent in writing that the Letter of Credit Collateralization is being furnished by Sponsor Guarantors (or either of them), if any such outstanding and undrawn Letter of Credit existing on the Applicable Termination Date, (a) is cancelled and returned to the Issuing Lender prior to any draw being made thereon by the beneficiary thereof, (b) expires or is terminated in accordance with its terms prior to any draw being made thereon by the beneficiary thereof, or (c) is drawn in its full face amount (or is drawn in part, prior to the date on which such Letter of Credit is cancelled and returned to the Issuing Lender or expires or is terminated in accordance with its terms), Agent shall:
(A) in the event that Letter of Credit Collateralization with respect to such Letter of Credit is provided pursuant to clause (a) of the definition of Letter of Credit Collateralization, within five Business Days following the date on which such Letter of Credit is so cancelled, expires, is terminated or is drawn, pay into a bank account specified in writing by the Sponsor Guarantors an amount in Dollars in immediately available funds equal to (1) the excess of (i) the amount of the cash collateral provided in respect of such Letter of Credit Collateralization with respect to such Letter of Credit (reduced in the case of a partial draw on such Letter of Credit by a portion of the 5% excess Letter of Credit Collateralization posted with respect to such Letter of Credit, which portion is attributable to the undrawn portion of such Letter of Credit) over (ii) an amount equal to 100% of the unsatisfied reimbursement obligations (if any) in respect of such Letter of Credit as of the date on which such Letter of Credit is cancelled, expires, is terminated or is drawn, as the case may be, plus (2) the amount of any interest or other yield earned on the cash collateral provided by the Sponsor Guarantors in respect of such Letter of Credit Collateralization (provided that, in the case of a partial draw of such Letter of Credit, the amount otherwise payable to the Sponsor Guarantors pursuant to this clause (2) shall be such amount otherwise payable, multiplied by a fraction the numerator of which is the amount of the partial draw thereon and the denominator of which is the remaining Letter of Credit Usage with respect to such Letter of Credit), minus (3) in the case of a partial draw of a Letter of Credit, the amount of any then remaining Letter of Credit Usage with respect to such Letter of Credit, minus (4) any reasonable out-of-pocket fees and expenses of Agent with respect to such Letter of Credit not previously paid or satisfied by Borrower or any of its Subsidiaries; and

(B) in the event that Letter of Credit Collateralization with respect to such Letter of Credit is provided pursuant to clause (c) of the definition of Letter of Credit Collateralization, (i) if such Letter of Credit is cancelled and returned to the Issuing Lender or expires or is terminated in accordance with its terms (without any draw being made thereon by the beneficiary thereof), within five Business Days following the date on which such Letter of Credit is so cancelled, expires or terminated, return such standby letter of credit to the Sponsor Guarantors stamped “cancelled” on every page thereof, or (ii) if such Letter of Credit is drawn, (1) within five Business Days following the draw on such Letter of Credit, the Agent shall draw upon such standby letter of credit in an amount equal to 100% of the unsatisfied reimbursement obligations in respect of such Letter of Credit as of the date on which such Letter of Credit is funded, and (2) within five Business Days following the first to occur of a draw in full thereon, or the expiration or termination thereof in accordance with its terms, return such standby letter of credit to the Sponsor Guarantors stamped “cancelled” on every page.
It is agreed and understood that Agent shall have (i) no obligation to invest any cash collateral in an interest-bearing account or in any particular type of account and (ii) no right to invest any cash collateral (except in Cash Equivalents) without the prior written consent of the Sponsor Guarantors, which may be given or withheld in their sole discretion).
It is also agreed that the provisions of this Section 3.6 shall survive termination of this Agreement and shall inure to the benefit of, and be enforceable by, the Sponsor Guarantors (or either of them) as intended third-party beneficiaries hereof.
4. REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete in all respects, as of the date hereof, and shall be true, correct and complete, in all respects, as of the Closing Date and as of the date of the making of the initial Loans hereunder, and true, correct, and complete, in all material respects at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.
4.1. Organization; Power and Authority.
The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform the provisions hereof and thereof.

4.2. Authorization, Etc.
This Agreement and the other Loan Documents to which the Borrower and its Subsidiaries are a party have been duly authorized by all necessary corporate or other organizational action on the part of the Borrower and its Subsidiaries, and this Agreement constitutes, and upon execution and delivery thereof each other Loan Document to which the Borrower and its Subsidiaries are a party will constitute, a legal, valid and binding obligation of the Borrower and its Subsidiaries enforceable against the Borrower and its Subsidiaries in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3. Disclosure.
The Loan Documents and the certificates or other writings delivered by or on behalf of the Borrower in connection with the transactions contemplated hereby and the financial statements listed in Schedule 4.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that the Borrower makes no representation or warranty as to the accuracy of the projections except to the extent provided in Section 4.5(b)).
4.4. Organization and Ownership of Shares of Subsidiaries.
(a) Schedule 4.4 (as the same may be supplemented from time to time) is a complete and correct list of the Borrower’s Subsidiaries, as of the date hereof and as of each date that the representation set forth in Section 4.4(a) of the New Senior Note Agreement is made or remade (but only to same extent that such representation is made or remade under the New Senior Note Agreement (and after giving effect to any changes thereto)) showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its outstanding Equity Interests owned by the Borrower and each other Subsidiary.
(b) All of the outstanding Equity Interests of each Subsidiary shown in Schedule 4.4 as being owned by the Borrower or any of its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except for Liens created by the Security Documents (as defined in the New Senior Note Agreement), transfer restrictions imposed by relevant state or federal securities laws, non-consensual Liens permitted under Section 6.4 arising by operation of law or as otherwise disclosed in Schedule 4.4).

(c) Unless, after the Closing Date, any Subsidiary identified on Schedule 4.4 has been merged or consolidated pursuant to Section 6.2 each Subsidiary identified in Schedule 4.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
4.5. Financial Statements; Projections.
(a) The Borrower has delivered to the Agent copies of the consolidated financial statements of the Borrower listed on Schedule 4.5. All of said financial statements (including, without limitation, in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
(b) The projections that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Agent on March 25, 2009 were prepared in good faith and are based on assumptions and information believed by the Borrower to be reasonable at the time such projections were prepared.
4.6. Compliance with Laws, Other Instruments, Etc.
The execution, delivery and performance by the Borrower and the Subsidiary Guarantors of this Agreement and each of the other Loan Documents to which they are parties will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under, any (i) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, or (ii) corporate charter or by-laws of the Borrower or a Subsidiary, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or any Subsidiary.
4.7. Governmental Authorizations, Etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement or the other Loan Documents and the consummation of the Transaction, except for (i) notification filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with the United States Department of Justice and the Federal Trade Commission, (ii) filings or notifications pursuant to Rule 14f-1 of the Exchange Act, (iii) filings of appropriate counterparts of this Agreement and other information as required by applicable foreign, Federal and state securities law, (iv) with respect to FCC Licenses, filings with, and consents from, the Federal Communications Commission in connection with a transfer of control and (v) all filings and other actions contemplated by the Security Documents (as defined in the New Senior Note Agreement).

4.8. Litigation; Observance of Statutes and Orders.
(a) Except as disclosed in Schedule 4.8, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
4.9. Taxes.
The Borrower and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. As of the date hereof, the Federal income tax liabilities of the Borrower and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2004.
4.10. Title to Property; Leases.
The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including, as of the date hereof, all such Material properties reflected in the most recent audited balance sheet referred to in Section 4.5 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or in transactions permitted under Section 6.8), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

4.11. Licenses, Permits, Etc.
Except as disclosed in Schedule 4.11, the Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto (the “Intellectual Property”), that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Borrower, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect.
4.12. Compliance with ERISA.
(a) The Borrower and each ERISA Affiliate have operated and administered each Benefit Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability, penalty or excise tax by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA, such penalty or excise tax provisions, section 412 or 436 of the IRC or section 4068 of ERISA, other than such liabilities, penalties or excise taxes or Liens as would not be individually or in the aggregate Material.
(b) The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries is not Material.
4.13. Outstanding Indebtedness.
Upon the effectiveness of the Amendment, Restatement and Combination Transactions (as defined in the New Senior Note Agreement), and of the Satisfaction Transactions (as defined in the New Senior Note Agreement), neither the Borrower nor any of its Subsidiaries will, on the Closing Date, have any Indebtedness other than Capital Leases, Indebtedness outstanding under the Senior Refinancing Documents and the Obligations.
4.14. Status under Certain Statutes.
(a) Neither the Borrower nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

(b) No Loan Party is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.
(c) Neither the Borrower nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) to the knowledge of the Borrower engages in any dealings or transactions with any such Person. The Borrower and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.
4.15. Environmental Matters.
Other than exceptions to any of the following that could not, individually or in any aggregation, reasonably be expected to give rise to a Material Adverse Effect (a) the Borrower and its Subsidiaries comply and have complied with all applicable Environmental Laws, and possess and comply with and have possessed and complied with all Environmental Permits required under such laws, (b) there are no past, present or anticipated future events, conditions, circumstances, practices, plans or legal requirements that, to its knowledge, could prevent or materially increase the burden on the Borrower and its Subsidiaries of compliance with applicable Environmental Laws or of obtaining, renewing or complying with all Environmental Permits required under such laws, (c) the Borrower and its Subsidiaries have received no notice of any violation of, or potential liability under, any Environmental Law and (d) to the Borrower’s knowledge, there are and have been no Materials of Environmental Concern released or disposed of at any property owned or operated, or otherwise used for disposal by the Borrower or any of its Subsidiaries now or in the past that could give rise to liability of the Borrower or any of its Subsidiaries under any Environmental Law.
4.16. No Default.
Immediately following the Closing Date, the Borrower will not, nor will any of its Subsidiaries, be in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.
4.17. Patriot Act.
To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.18. Margin Stock.
No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors or the Federal Reserve System.
4.19. OFAC.
No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance or of the Term Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
5. AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrower shall and shall cause each of its Subsidiaries to comply with each of the following:
5.1. Financial and Business Information.
Borrower shall deliver to the Agent and Lenders:
(a) Monthly Reporting — within 30 days after the end of each fiscal month of Borrower, a copy of:
(i) an unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month, and
(ii) the unaudited consolidated statements of income and cash flows of Borrower and its Subsidiaries for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, setting forth in each case in comparative form the figures for the corresponding fiscal month in the previous fiscal year, all in reasonable detail.
(b) Quarterly Statements — within 50 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), a copy of:
(i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and

(ii) the unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter (including an explanation of any adjustments to such statements that will be necessary in order to compute Consolidated Net Income in accordance with clause (b) of the definition of such term), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(b);
(c) Annual Statements — within 90 days after the end of each fiscal year of the Borrower, a copy of:
(i) a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and
(ii) the consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries, for such year (including an explanation of any adjustments to such statements that will be necessary in order to compute Consolidated Net Income in accordance with clause (b) of the definition of such term), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(c);
(d) promptly after their becoming available, one copy, by email or other electronic transmission, of (i) each financial statement, report (other than those already delivered pursuant to Section 5.1(a), (b) and (c)), notice or proxy statement sent by Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report (other than those already delivered pursuant to Section 5.1(a), (b) and (c)), each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by Borrower or any Subsidiary with the Securities and Exchange Commission;

(e) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;
(f) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Benefit Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower to perform its obligations under the Loan Documents as from time to time may be reasonably requested by the Agent or any Lender (acting through the Agent);
(h) Documents Delivered Under New Senior Note Agreement — Senior Documents — simultaneously with the delivery thereof to any Noteholder (as defined in the Subordination Agreement), a copy of each report, notice or similar document delivered under the Senior Documents (as defined in the Subordination Agreement) (including, without limitation, any amendment, waiver, consent or modification to any Senior Document (as defined in the Subordination Agreement), but excluding (i) monthly, quarterly and annual financial statements and other documents or notices that are required by the terms of this Section 5.1 to be delivered to the Lenders and (ii) information relating to pricing under the Senior Documents);

(i) Operating and Cash Flow Budgets — on or before February 15th of each year, commencing on February 15, 2010, (i) the annual budget of Borrower and its Subsidiaries, as approved by its board of directors, for Borrower’s fiscal year beginning on the preceding January 1st and (ii) a forecast of the projected consolidated cash flows of the Borrower and its Subsidiaries for such fiscal year, broken down by calendar month, with a month by month comparison to the previous fiscal year of Borrower, such budget and forecast to be in reasonable detail; and
(j) Additional Senior Debt / Maximum Senior Debt Amount — promptly, and in any event (i) with respect to Senior Note Protective Advances, upon the earlier of (x) one Business Day after the making of any such Senior Note Protective Advance, and (y) Borrower’s knowledge thereof, and (ii) with respect to any other additional incurrence of Senior Debt or any other obligations which would constitute Excess Amounts, at least five Business Days prior to the incurrence thereof, notice of the incurrence by any Loan Party of additional Senior Debt or any other obligations which when incurred would constitute Excess Amounts, which such notice shall include a specific indication, after giving effect to such additional incurrence of (A) the then outstanding principal amount of Senior Debt, (B) the then Excess Amount, if any, (C) the then Maximum Senior Debt Amount and (D) whether, and to what extent if any, the then outstanding principal amount of Senior Debt exceeds the Maximum Senior Debt Amount. For the purposes of this Section 5.1(j), the terms “Excess Amount,” “Maximum Senior Debt Amount” and “Senior Debt” are each used in this Section 5.1(j) as defined in the WFF Subordination Agreement (as the WFF Subordination Agreement is in effect on the Closing Date, and as the WFF Subordination Agreement may from time to time hereafter be amended, supplemented or otherwise modified so long as Borrower has received notice of, or otherwise is aware of, such amendment, supplement or modification).
5.2. Officer’s Certificate.
Each set of financial statements delivered to the Agent pursuant to Section 5.1(a), Section 5.1(b) or Section 5.1(c) hereof shall be accompanied by a Compliance Certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance — in the case of the financial statements delivered pursuant to Section 5.1(b) or 5.1(c), the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 7, Section 6.3 through Section 6.6 and Section 6.9 (additionally, with respect to Section 6.3, the Compliance Certificate shall contain specific indications of (i) the outstanding principal amount of Senior Debt as of the date of the delivery of such Compliance Certificate, (ii) the Excess Amount, if any, as of the date of the delivery of such Compliance Certificate, (iii) the Maximum Senior Debt Amount as of the date of the delivery of such Compliance Certificate and (iv) whether, and to what extent if any, the outstanding principal amount of Senior Debt exceeds the Maximum Senior Debt Amount as of the date of the delivery of such Compliance Certificate) on the date of the balance sheet included in the statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum ratio permissible under the terms of such Section, and the calculation of the ratio then in existence) (for the purposes of this Section 5.2(a), the terms “Excess Amount,” “Maximum Senior Debt Amount” and “Senior Debt” are each used in this Section 5.2(a) as defined in the WFF Subordination Agreement (as the WFF Subordination Agreement is in effect on the Closing Date, and as the WFF Subordination Agreement may from time to time hereafter be amended, supplemented or otherwise modified so long as Borrower has received notice of, or otherwise is aware of, such amendment, supplement or modification)); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the monthly, quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.
5.3. Inspection.
The Borrower shall permit the representatives of the Agent:
(a) No Default — if no Default or Event of Default then exists, at the expense of the Agent and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower’s officers, and, with the consent of the Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default — if a Default or Event of Default then exists, at the expense of the Borrower, to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested.
5.4. Compliance with Law.
The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.

5.5. Insurance.
The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
5.6. Maintenance of Properties.
The Borrower will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.
5.7. Payment of Taxes.
The Borrower will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Borrower nor any Subsidiary thereof need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary thereof has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes and assessments individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.8. Corporate Existence, Etc.
Except as permitted by Section 6.2, the Borrower will at all times preserve and keep in full force and effect its corporate existence and the Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.

5.9. Additional Guarantors.
With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary of the Borrower, the Borrower shall cause such new Subsidiary to become a party to the Guaranty within 10 Business Days after so becoming a Subsidiary, and will provide notice to the Agent within five (5) Business Days of such Subsidiary entering into the Guaranty that the Guaranty is being delivered and will also refer to this Section 5.9 and the right of Agent and the Lenders to receive an opinion with respect to such Guaranty and will give the Agent 10 Business Days to request such opinion, and, if requested, the Borrower shall deliver to Agent and the Lenders legal opinions relating to such documentation, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.
5.10. Sale of Culver City.
The Borrower will use reasonable efforts to consummate a Sale-Leaseback Transaction, on terms reasonably acceptable to the Agent (it being understood that the Agent hereby consents to terms of the Sale-Leaseback Transaction so long as such terms are not materially less favorable to the Borrower than the terms set forth on Schedule 5.10), with respect to Culver City as promptly as practicable after the Closing Date.
6. NEGATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrower will not and will not permit any of its Subsidiaries to do any of the following:
6.1. Transactions with Affiliates.
The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or any Subsidiary), except (i) payment of the Permitted Glendon/Affiliate Payments, (ii) payments made to Gores Radio Holdings and/or its Affiliates in respect of the New Senior Notes held by Gores Radio Holdings and/or its Affiliates, (iii) Other Guaranties by Gores Radio Holdings and/or its Affiliates or other contingent obligations of Gores Radio Holdings and/or its Affiliates in respect of obligations of the Borrower or any Subsidiary, (iv) payments made to any Sponsor Guarantor in respect of Indebtedness, if any, held by such Sponsor Guarantor under this Agreement or other obligations owing to Gores Radio Holdings and/or its Affiliates in respect hereof, (v) payments made to Gores Radio Holdings and/or its Affiliates arising out of a Sale-Leaseback Transaction with respect to Culver City, but only if Gores Radio Holdings and/or its Affiliates is the purchaser of Culver City and such Sale-Leaseback Transaction complies with the terms set forth on Schedule 5.10 or in clause (vi) of this Section 6.1, and (vi) pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

6.2. Merger, Consolidation, Etc.
Except to the extent permitted by Section 6.5, the Borrower shall not, nor shall it permit any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (provided that a Subsidiary may merge into the Borrower or a Subsidiary Guarantor). Without limiting the generality of the foregoing, the Borrower shall not, nor shall it permit any Subsidiary to, consolidate, merge, transfer or lease the Metro Division or the Network Division into or to any Person (other than the Borrower or another Subsidiary that is a wholly-owned Domestic Subsidiary).
6.3. Limitation on Indebtedness.
The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a) Senior Debt (as defined in the Subordination Agreement) in an aggregate principal amount not to exceed the Maximum Senior Debt Amount (as defined in the Subordination Agreement);
(b) Indebtedness in respect of Capital Leases and purchase money obligations listed in Schedule 6.3, a Capital Lease, if any, arising out of the Sale-Leaseback Transaction with respect to Culver City referred to in Section 5.10, and additional Capital Leases and purchase money obligations in an aggregate amount not to exceed $1,150,000 at any time, and any refinancings, renewals, refundings or extensions thereof (provided that (i) the principal amount of such Indebtedness shall not be increased except in each case by an amount equal to the fees and expenses incurred in connection therewith and (ii) the terms of such Indebtedness are no less favorable (other than terms relating to interest, prepayment premiums, fees, the amount, timing or computation of payments and other similar economic terms), taken as a whole, than those of the Indebtedness being refinanced, renewed, refunded or extended);
(c) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;
(d) other unsecured Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount not exceeding $1,150,000 at any time outstanding;
(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor; and
(f) Indebtedness in respect of the Sale-Leaseback Transaction described in Section 5.10.

6.4. Limitation on Liens.
The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings, provided that, if contested, adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which the Borrower or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review in good faith and by proper proceedings;
(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (or letters of credit to secure any of the foregoing but, for the avoidance of doubt, excluding deposits or other Liens to secure any reimbursement obligations under such letters of credit) and other obligations of a like nature, in each case incurred in the ordinary course of business and not securing debt for money borrowed;
(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business taken as a whole of the Borrower or such Subsidiary;
(f) Liens created pursuant to the Security Documents (as defined in the New Senior Note Agreement) securing the Senior Debt (as defined in the Subordination Agreement);
(g) Liens in existence on the date hereof listed on Schedule 6.4 and Liens securing any refinancings, refundings, renewals or extensions of Indebtedness secured by such Liens outstanding on the date hereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured by any such Lien is not increased (by an amount greater than costs associated with any such refinancing, refunding, renewals or extensions);
(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing only amounts owing to such bank with respect to cash management and operating account arrangements, including, without limitation, those involving pooled accounts and netting arrangements (but in no event securing Indebtedness);

(i) Liens in respect of Indebtedness not in existence on the date hereof permitted by Section 6.3 so long as (i) the aggregate amount of such Indebtedness does not exceed $1,150,000 at any time (subject to increase in accordance with clause (i) of the proviso to Section 6.3(b)), (ii) any such Lien attaches only to the property that is purchased or acquired and the proceeds thereof and (iii) such Lien only secures the Indebtedness incurred to purchase or acquire such asset and refinancings or replacements thereof not in excess of the amount outstanding at the time of such refinancing or replacement (subject to increase in accordance with clause (i) of the proviso to Section 6.3(b); and
(j) Liens arising pursuant to Section 2.4(b), Section 2.4(f)(ii), Section 3.4 and Section 3.5; and
(k) other Liens not otherwise permitted by clauses (a) through (j) of this Section 6.4; provided that (i) in the case of Liens securing Indebtedness, the aggregate principal or face amount secured thereby, and (ii) in the case of Liens securing obligations (other than Indebtedness), the aggregate amount secured thereby, does not, in the case of clause (i) and clause (ii), exceed $575,000 in the aggregate at any time.
6.5. Limitation on Investments.
The Borrower will not, nor will it permit any Subsidiary to, make or hold any Investments, except:
(a) Investments held by the Borrower and its Subsidiaries in the form of cash and Cash Equivalents;
(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and (ii) additional Investments by the Borrower and its Subsidiaries in any Subsidiary;
(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d) Investments in existence as of the Closing Date and set forth on Schedule 6.5(d);
(e) Investments set forth on Schedule 6.5(e), plus, for the avoidance of doubt, any amount applicable to acquisition costs of such Investment in accordance with Section 6.5(f); and

(f) Investments to acquire a majority of the Equity Interests in any Person, or an Investment of the type described in clause (c) of the definition of such term, not to exceed $5,750,000 in any calendar year so long as the aggregate amount of such Investments made pursuant to this clause (f) and the aggregate amount of Capital Expenditures made in accordance with Section 6.9 do not exceed $17,250,000 in such year.
6.6. Restricted Payments.
The Borrower shall not, nor shall it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for:
(a) any such Restricted Payment paid solely to the Borrower or a wholly-owned Subsidiary; and
(b) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or its Subsidiaries or make payments to employees of the Borrower or its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $287,500 in any fiscal year.
6.7. Line of Business.
The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the Closing Date.
6.8. Limitation on Sale of Assets.
The Borrower will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, notes receivables, account receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any of such Subsidiary’s Equity Interests to any Person other than the Borrower or any wholly owned Subsidiary, except:
(a) (i) the sale or other disposition of Inventory (and other similar property) in the ordinary course of business and (ii) sales or other dispositions of obsolete and worn out property, and property not used or useful in the business of the Borrower and its Subsidiaries, provided that to the extent that the Net Cash Proceeds of such sale or disposition of obsolete and worn out property and property not used or useful in the Borrower’s business exceeds $115,000 in any calendar year, the Borrower shall use such proceeds in excess thereof to prepay Senior Debt (as defined in the Subordination Agreement) or, if such Senior Debt (as defined in the Subordination Agreement) has been paid in full (other than (i) contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted in writing by the Person holding such claim and (ii) Noteholder Subrogation Rights, as defined in the WFF Subordination Agreement), prepay the Obligations in compliance with Section 2.4(e)(ii) with respect to such proceeds in excess of $115,000 in any calendar year; (it being understood that sales of Subsidiaries and/or material lines of business shall not be permitted under this clause (a));

(b) the sale of Culver City in accordance with Section 5.10 (it being understood, for the avoidance of doubt and notwithstanding any provision of any Transaction Document to the contrary, that the proceeds of such sale may be re-invested by the Borrower in its business and need not be applied to repay the Advances or the Term Loan);
(c) the sale or other disposition of cash or Cash Equivalents; and
(d) Permitted Library Asset Transactions; and
(e) sale of assets set forth on Schedule 6.8(e); provided that promptly upon receipt thereof, the Borrower shall apply 50% of the Net Cash Proceeds of any such asset sale to prepay Senior Debt (as defined in the Subordination Agreement) or, if such Senior Debt (as defined in the Subordination Agreement) has been paid in full (other than (i) contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted in writing by the Person holding such claim and (ii) Noteholder Subrogation Rights, as defined in the WFF Subordination Agreement), prepay the Obligations pursuant to Section 2.4(e)(ii) hereof.
6.9. Capital Expenditures; Acquisitions.
The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditures, except that during any calendar year, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures together with the aggregate amount of any Investments made pursuant to Section 6.5(f) does not exceed $17,250,000 in any calendar year.
6.10. Limitation on Amendments to Senior Refinancing Documents / Senior Documents.
Borrower will not amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of the Senior Refinancing Documents or the Senior Documents (as defined in the Subordination Agreement), or enter into any documents in connection with any refinancing, refunding, renewal or extension thereof, in each case, to the extent prohibited by the provisions of the Subordination Agreement.
6.11. No Foreign Subsidiaries.
Notwithstanding any other provision hereof, all Subsidiaries of Borrower shall be Domestic Subsidiaries.

6.12. Use of Proceeds.
Use the proceeds of the Advances and the Term Loan for any purpose other than (i) on the Closing Date, in accordance with the Closing Date Flow of Funds, and (ii) thereafter, for ongoing general corporate needs of Borrower.
6.13. Restrictive Agreements.
The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Transaction Documents) that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary or to guarantee Indebtedness of the Borrower or any Subsidiary except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (iv) any holder of a Lien permitted by Section 6.4 restricting the transfer of the property subject thereto; (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted hereunder pending the consummation of such sale; (vi) any agreement (including, without limitation, with respect to Indebtedness or a Lien permitted to be incurred hereunder) in effect at the time a Subsidiary becomes a Subsidiary Guarantor, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary Guarantor; (vii) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements, as in effect on the Closing Date, that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; or (viii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by this Agreement and the other Transaction Documents; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

7. FINANCIAL COVENANT.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrower will comply with the following financial covenant:
7.1. Maintenance of Senior Debt Leverage Ratio.
The Borrower will not permit the Senior Debt Leverage Ratio as of any date specified below to be greater than the ratio set forth opposite such date:

Date	Senior Debt Leverage Ratio
December 31, 2009	7.20 to 1.0
March 31, 2010	6.90 to 1.0
June 30, 2010	6.35 to 1.0
September 30, 2010	5.75 to 1.0
December 31, 2010	5.20 to 1.0
March 31, 2011	4.90 to 1.0
June 30, 2011	4.60 to 1.0
September 30, 2011	4.35 to 1.0
December 31, 2011 and as of the last date of each fiscal quarter thereafter	4.05 to 1.0
; provided, that the Senior Debt Leverage Ratio levels set forth in this Section 7.1 shall be deemed to be automatically amended or any Event of Default arising as a result of a violation or breach of this Section 7.1 shall be deemed automatically waived so long as (i) any Senior Debt (as defined in the Subordination Agreement) remains outstanding (other than contingent indemnification obligations and contingent reimbursement obligations in respect of which no claim for payment has been asserted in writing), (ii) Required Holders (as defined in the New Senior Note Agreement) of the New Senior Notes amend Section 9.3 of the New Senior Note Agreement or waive any default under the New Senior Note Agreement arising as a result of a violation or a breach of Section 9.3 thereof, in each case, in writing, and (iii) Agent, for the ratable benefit of Lenders, receives payment in full of consideration equal to one-half of the pro rata amount of any consideration paid to the holders of the New Senior Notes in respect of their agreement to amend the financial covenant set forth in Section 9.3 of the New Senior Note Agreement or waive any default arising as a result of a breach thereof. For the avoidance of doubt, (a) the pro rata amount of any consideration paid to the holders of the New Senior Notes as described in the immediately preceding sentence shall be calculated by dividing the sum of the outstanding principal amount the Term Loan plus the Maximum Revolver Amount by the outstanding principal amount of the New Senior Notes, and (b) upon an automatic amendment of the Senior Debt Leverage Ratio levels described in the immediately preceding sentence, such ratios contained in this Section 7.1 shall be adjusted proportionally to maintain the same difference (on a percentage basis) between the covenants set forth in the New Senior Note Agreement and the covenants set forth herein on the date hereof.
8. EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) the Borrower defaults in the payment of any principal of the Obligations when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Borrower defaults in the payment of all or any portion of the Obligations consisting of interest, fees or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 5 Business Days; or
(c) the Borrower defaults in the performance of or compliance with any term contained in Section 5.9, 6 or 7; or
(d) the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 8) or any other Loan Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 8); or
(e) a default shall occur in the observance or performance of any covenant or agreement contained in the Guaranty by a Subsidiary Guarantor or any other Loan Document to which such Subsidiary Guarantor is a party and such default shall continue beyond the period of grace, if any, allowed with respect thereto or the Guaranty or any other Loan Document to which such Subsidiary Guarantor is a party shall cease to be in full force and effect for any reason whatsoever (other than termination in accordance with its terms), including, without limitation, a determination by any governmental body or court that such agreement is invalid, void or unenforceable against a Subsidiary Guarantor, or such Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty or any other Loan Document to which such Subsidiary Guarantor is a party; or
(f) any representation or warranty made in writing by or on behalf of the Borrower or any Subsidiary Guarantor or by any officer of the Borrower or any Subsidiary Guarantor in this Agreement, the Guaranty or any other Loan Document, or in any certificate or in connection with any amendment, waiver, consent or similar action in respect of any Transaction Document proves to have been false or incorrect in any material respect on the date as of which made; or
(g) (i) Borrower or any Significant Subsidiary is in default in the performance of or compliance with any term of any Senior Refinancing Document or of any evidence of Indebtedness in an aggregate outstanding principal amount of at least $1,150,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition all or any portion of the Indebtedness outstanding under the New Senior Note Agreement or New Senior Notes or such other Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment or (ii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the passage of time, (B) the right of the holder of Indebtedness to convert such Indebtedness into equity interests or (C) any casualty or condemnation event (except to the extent such casualty or condemnation event gives rise to a mandatory prepayment in respect of the New Senior Note Agreement or the New Senior Notes)), Borrower or any Significant Subsidiary has become obligated to purchase or repay all or any portion the Indebtedness outstanding under the New Senior Note Agreement or New Senior Notes, or other Indebtedness in an aggregate outstanding principal amount of at least $1,150,000, before its regular maturity or before its regularly scheduled dates of payment, (but excluding any mandatory prepayment required in respect of the New Senior Note Agreement or New Senior Notes (other than a prepayment as a result of a Change of Control or an acceleration of the Indebtedness outstanding under the New Senior Note Agreement or the New Senior Notes)); or

(h) the Borrower or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any of its Significant Subsidiaries, or any such petition shall be filed against the Borrower or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(j) a final judgment or judgments for the payment of money aggregating in excess of $1,150,000 (to the extent not paid or covered by insurance of a solvent insurance company which has not denied responsibility) are rendered against one or more of the Borrower and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal; or
(k) if (i) any Benefit Plan shall fail to satisfy the minimum funding standards of ERISA or the IRC for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the IRC, (ii) a notice of intent to terminate any Benefit Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Benefit Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Benefit Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Benefit Plans, determined in accordance with Title IV of ERISA, shall exceed $5,750,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 8(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA;

(l) if (i) the Sponsor Letter of Credit is terminated (or if at any time the Sponsor Letter of Credit is not in full force and effect) other than after the full face amount of the Sponsor Letter of Credit has been drawn by Agent, (ii) if a draw by the Agent submitted in accordance with the requirements of the Sponsor Letter of Credit on the Sponsor Letter of Credit is not honored, or (iii) a Sponsor Event of Default occurs; or
(m) if any Excess Amount (as defined in the WFF Subordination Agreement) at any time exists.
9. RIGHTS AND REMEDIES.
9.1. Rights and Remedies.
Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:
(a) declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and
(b) declare all or any portion of the Revolver Commitments terminated, whereupon such Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8(h) or Section 8(i), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2. Remedies Cumulative.
The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
10.1. Demand; Protest; Etc.
To the maximum extent permitted by applicable law, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2. [Intentionally Omitted].
10.3. Indemnification.
Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses (other than taxes, the intent of the parties being that indemnification for taxes be covered by Section 16) actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFF) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ and the Sponsor Guarantors’ compliance with the terms of the Loan Documents (other than disputes solely between the Lenders), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) any liability resulting from a violation of the Environmental Laws by the Loan Parties or any of their Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may at its discretion designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	WESTWOOD ONE, INC.
40 West 57th Street
New York, New York 10019
Attn: Rod Sherwood
Fax No.: (212) 641-2198

with copies to:	PROSKAUER ROSE LLP
2049 Century Park East, 32nd Floor
(which shall not	Los Angeles, California 90067-3206
constitute notice)	Attn: Michael Woronoff
Fax No.: (310) 557-2193

and

THE GORES GROUP, LLC
10877 Wilshire Boulevard, 18th Floor
Los Angeles, California 90024
Attn: General Counsel
Fax No.: (310) 209-3310

and

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
300 S. Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn: Gregory Robins, Esq.
Fax No.: (213) 687-5600

If to Agent:	WELLS FARGO FOOTHILL, LLC
2450 Colorado Avenue, Suite 3000
Santa Monica, California 90404-3597
Attn: Business Finance Manager — Westwood One, Inc.
Fax No.: (310) 453-7413

with copies to:	GOLDBERG, KOHN, BELL, BLACK,
ROSENBLOOM & MORITZ, LTD.
55 East Monroe Street, Suite 3300
(which shall not	Chicago, Illinois 60603
constitute notice)	Attn: Jonathan M. Cooper, Esq.
Fax No.: (312) 332-2196
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CALIFORNIA JUDICIAL REFERENCE.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d) IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (i) BORROWER AND EACH MEMBER OF THE LENDER GROUP AGREE THAT THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF ANY MEMBER OF THE LENDER GROUP PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (ii) WITHOUT LIMITING THE GENERALITY OF SECTION 17.10, BORROWER SHALL BE SOLELY RESPONSIBLE TO PAY ALL REASONABLE FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS; GORES PARTY SUBORDINATION.
13.1. Assignments and Participations.
(a) With the prior written consent of Agent (which consent of Agent shall not be unreasonably withheld, delayed or conditioned; provided that (x) Agent may withhold, delay or condition its consent in its sole and absolute discretion with respect to an assignment or delegation to a Loan Party, an Affiliate of a Loan Party, a Sponsor Guarantor or Equity Sponsor, or Affiliate of a Sponsor Guarantor or Equity Sponsor (except in the case of an assignment to the Sponsor Guarantors that occurs as a result of Agent exercising its rights under Section 3 of the Sponsor Guaranty and Put Agreement, in which case such prior written consent of Agent shall not be required) and (y) no such consent shall be required in connection with an assignment to any Person that is a Lender or an Affiliate (other than individuals) of a Lender) any Lender may assign and delegate to one or more assignees (each an “Assignee”) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender, (y) an assignment to the Sponsor Guarantors that occurs as a result of the Agent exercising its rights under Section 3 of the Sponsor Guaranty and Put Agreement, or (z) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Loan Parties and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Additionally, any assignment or delegation by a Lender to an Assignee of all or any portion of such Lender’s Revolver Commitment shall require the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned; provided, such consent of Borrower shall not be required (1) if an Event of Default has occurred and is continuing, (2) in connection with an assignment to an Assignee that is a Lender with a Revolving Commitment or an Affiliate (other than individuals) of a Lender with a Revolving Commitment, (3) in connection with an assignment to a Sponsor Guarantor or Equity Sponsor or any Affiliate of a Sponsor Guarantor or Equity Sponsor, or (4) in connection with an assignment to any commercial bank having net assets with a book value in excess of $250,000,000, or any finance company, insurance company, financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having net assets with a book value in excess of $250,000,000. Notwithstanding the foregoing, unless a Sponsor Event of Default has occurred and is continuing, no Lender may assign or delegate any of the Obligations or the Commitments to (i) a Specified Competitor without the prior written consent of Borrower, (ii) a New Competitor, except, in the case of this clause (ii), if the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein, or (iii) any other Person (unless such Person is a Lender or an Affiliate of a Lender) to the extent such assignment or delegation involves the disclosure of Gores Confidential Information (as defined in the Right of First Offer Agreement) to such Person, except, in the case of this clause (iii), if the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance (including, the signature of the Borrower, to the extent its consent is required) and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) and (b) of this Agreement.
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or Sponsor Guarantor or the performance or observance by any Loan Party or Sponsor Guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender, (vii) such Assignee agrees to execute an acknowledgement agreeing to be bound by the terms of the Right of First Offer Agreement, and (viii) such Assignee agrees to execute an acknowledgement agreeing to be bound by the terms of the Subordination Agreement (it being understood that if such Assignee is a Gores Specified Party, such Assignee shall agree to be bound by the terms of the Gores Subordination Agreement)).
(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests (except to the extent set forth herein) of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) reduce the amount or extend the due dates of scheduled principal repayments or prepayments or premiums, if any, and (v) all amounts payable by Loan Parties hereunder and under the other Loan Documents shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuation of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Notwithstanding the foregoing, unless a Sponsor Event of Default has occurred and is continuing, no Lender may sell participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of such Lender hereunder and under the other Loan Documents to (i) a Specified Competitor without the prior consent of Borrower, (ii) a New Competitor, except, in the case of this clause (ii), if the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein, or (iii) any other Person (unless such Person is a Lender or an Affiliate of a Lender) to the extent such sale of participating interests and other rights and obligations hereunder involves the disclosure of Gores Confidential Information (as defined in the Right of First Offer Agreement) to such Person, except, in the case of this clause (iii), if the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Loan Parties and their Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan, Advances, Swing Loans and Protective Advances (and the principal amount thereof and stated interest thereon subject, in each case, to the settlement procedures set forth in Section 2.3(e)) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.
(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
(k) Notwithstanding anything to the contrary in this Section 13.1 or any other provision of this Agreement or any Loan Document, in the event that any Loan Party, any Affiliate of a Loan Party, any Sponsor Guarantor, any Affiliate of a Sponsor Guarantor, any Equity Sponsor or any Affiliate of an Equity Sponsor becomes a Lender to this Agreement, solely for the purposes of voting and consenting to, and waiving of, matters with respect to the Loan Documents, such Person shall be not be deemed to be a “Lender” hereunder unless such Persons, in the aggregate, hold 100% of the Loans, Commitments and other Obligations hereunder.
13.2. Successors.
This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Loan Party is required in connection with any such assignment.
13.3. Sponsor Guaranty and Put Agreement.
Notwithstanding anything to the contrary in this Agreement, in no event shall Borrower’s consent be required for Agent to exercise its put right under Section 3 of the Sponsor Guaranty and Put Agreement, and if Agent exercises its put right under Section 3 of the Sponsor Guaranty and Put Agreement (i) all Lenders shall assign their Obligations, Commitments and other obligations hereunder and under the other Loan Documents to Sponsor Guarantors pursuant to the terms of the Sponsor Guaranty and Put Agreement, and (ii) concurrently with the payment in full by Sponsor Guarantors of the purchase price set forth in the Sponsor Guaranty and Put Agreement on the Purchase Date (as defined in the Sponsor Guaranty and Put Agreement), WFF shall be deemed to have resigned as Agent (effective immediately and without further notice) and Sponsor Guarantors shall appoint a successor Agent.
13.4. Right of First Offer Agreement; Joinder to Applicable Subordination Agreement.
Notwithstanding the failure of any Lender to execute and deliver an acknowledgment to the Right of First Offer Agreement, the terms and conditions of the Right of First Offer Agreement shall be binding upon each Lender as if such Lender were a signatory to the Right of First Offer Agreement as a Lender. Notwithstanding the failure of any Lender (other than a Lender, if any, that is a Gores Party) to execute and deliver a joinder to the WFF Subordination Agreement as required by Section 13.1(c), the terms and conditions of the WFF Subordination Agreement shall be binding upon such Lender as if such Lender were a signatory to WFF Subordination Agreement as a “Subordinating Creditor” (as defined in the WFF Subordination Agreement). Notwithstanding the failure of any Lender, if any, that is a Gores Party to execute and deliver a joinder to the Gores Subordination Agreement, the terms and conditions of the Gores Subordination Agreement shall be binding upon such Lender that is a Gores Party as if such Lender were a signatory to the Gores Subordination Agreement as a “Subordinating Party” (as defined in the Gores Subordination Agreement).

13.5. Gores Party Subordination.
To the extent any Gores Party becomes a Lender (whether via assignment or otherwise) (a “Gores Lender”) or makes a payment to the Lender Group with respect to the Sponsor Guaranty and Put Agreement, the Sponsor Letter of Credit or any other credit support pertaining to the Obligations and as a result thereof such Gores Party is subrogated to the rights of the Lender Group with respect thereto (any such Gores Party, together with any Gores Lender, a “Gores Holder”), all rights of such Gores Holder shall, as between the Noteholders (as defined in the Gores Subordination Agreement) and such Gores Holder, be subject to the Gores Subordination Agreement and such Gores Holder shall be bound by the Gores Subordination Agreement with respect thereto as if such Gores Holder were a party to the Gores Subordination Agreement (whether or not such Gores Party is a signatory thereto). The Noteholders (as defined in the Gores Subordination Agreement) are intended express third-party beneficiaries of this Section 13.5 (but not of any other provision of this Agreement). The provisions of this Section 13.5 shall be directly enforceable by the Noteholders (as defined in the Gores Subordination Agreement) against such Gores Holder. Any amendment to or modification of the provisions of this Section 13.5 (including any definitions set forth in this Section 13.5 to the extent any amendment or modification of such definitions would materially impair the rights of the Noteholders (as defined in the Gores Subordination Agreement) under this Section 13.5) made without the prior written consent of the Required Holders (as defined in the New Senior Note Agreement) shall be deemed ineffective. It being understood that with respect to modifications to or amendments of any definitions set forth in this Section 13.5, if the prior written consent of the Noteholders (as defined in the Gores Subordination Agreement) is not obtained, such modification or amendment shall be ineffective solely for the purposes of this Section 13.5 and not for the purposes of any other section of this Agreement or any other Loan Document.
14. AMENDMENTS; WAIVERS.
14.1. Amendments and Waivers.
(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower (to the extent Borrower is a party thereto) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that except as expressly provided below, no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower (to the extent Borrower is a party thereto), do any of the following:
(i) increase the amount of or extend the expiration date of any Commitment of any Lender, without the consent of such Lender,
(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v) [Intentionally Omitted]
(vi) change the definition of “Required Lenders” or “Pro Rata Share”,
(vii) [Intentionally Omitted]
(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party or Sponsor Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party or Sponsor Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(ix) amend any of the provisions of Section 2.4(b)(i) or (ii), or
(x) [Intentionally Omitted]
(xi) change the definitions of “Maximum Revolver Amount” or “Term Loan Amount”.
(b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (to the extent Borrower is a party thereto) (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower (to the extent Borrower is a party thereto), and the Required Lenders.
(c) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower (to the extent Borrower is a party thereto), and the Required Lenders.

(d) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower (to the extent Borrower is a party thereto), and the Required Lenders.
14.2. Replacement of Holdout Lender.
(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders (or all directly affected Lenders) and if such action has received the consent, authorization, or agreement of the Required Lenders but not all of the Lenders (or all directly affected Lenders), then Agent or Borrower, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances (including, without limitation, Protective Advances and Swing Loans) and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.
14.3. No Waivers; Cumulative Remedies.
No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.
15.1. Appointment and Authorization of Agent.
Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Loan Parties and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, payments of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances (including, without limitation, Protective Advances and Swing Loans) for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the payments of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the payments of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the payments of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2. Delegation of Duties.
Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made in good faith without gross negligence or willful misconduct.

15.3. Liability of Agent.
None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Loan Parties or the Sponsor Guarantors or any of their Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Loan Parties or the Sponsor Guarantors or any of their Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Sponsor Guarantors, Loan Parties or their Subsidiaries.
15.4. Reliance by Agent.
Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default.
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6. Credit Decision.
Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Loan Parties and the Sponsor Guarantors and their Subsidiaries or Affiliates or the Sponsor Letter of Credit, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties, the Sponsor Guarantors and any other Person party to a Loan Document, the Sponsor Letter of Credit, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Loan Parties or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
15.7. Costs and Expenses; Indemnification.
Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-

pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8. Agent in Individual Capacity.
WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.
15.9. Successor Agent.
Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned), appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation (in the event that Agent’s notice prior to such resignation was required), the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. Notwithstanding the foregoing, if Agent exercises its put right under Section 3 of the Sponsor Guaranty and Put Agreement, concurrently with the payment in full by Sponsor Guarantors of the purchase price described in the Sponsor Guaranty and Put Agreement on the Purchase Date (as defined in the Sponsor Guaranty and Put Agreement), WFF shall be deemed to have resigned as Agent (effective immediately and without further notice) and Sponsor Guarantors shall appoint a successor Agent.
15.10. Lender in Individual Capacity.
Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Subsidiaries and Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders or Agent, and the Lenders and Agent acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11. [Intentionally Omitted]
15.12. Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any Subsidiary of any Loan Party or any deposit accounts of any Loan Party or any Subsidiary of a Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment; provided, further, that this Section 15.12 shall not apply to any payment made by Borrower in accordance with the terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Advances, Swing Loans and Protective Advances, Risk Participation Liability, Term Loan or Commitments to any Assignee or Participant.
15.13. [Intentionally Omitted]
15.14. Payments by Agent to the Lenders.
All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15. Concerning the Related Loan Documents.
Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.
By becoming a party to this Agreement, each Lender:
(a) expressly agrees and acknowledges that Agent does not make any representation or warranty as to the accuracy of any information contained in any report or other information prepared by or at the request of Agent and furnished to such Lender,
(b) agrees to comply with Section 17.9, and
(c) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any report or other information provided to such Lender in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a report as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Loan Parties or their Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, except to the extent the same is subject to confidentiality provisions that prohibit providing such report or document to such requesting Lender, including pursuant to Section 15.10 and Section 17.9, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Loan Parties or their Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17. Several Obligations; No Liability.
Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
16. WITHHOLDING TAXES.
(a) All payments made by any Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower agrees that (a) Borrower shall pay the full amount of any such Taxes, (b) Borrower shall furnish to Agent as promptly as possibly after the date the payment of any Tax is due pursuant to applicable law certified copies of the tax receipts or other documentation evidencing such payment by any Loan Party, and (c) except as set forth in Section 16(f), the sum payable under this Agreement, any note, or Loan Document to any Lender or Participant, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions of Taxes, the applicable Lender or Participant receives an amount equal to the sum it would have received had no such withholding or deductions of Taxes been made (the “Gross-Up Payment”). Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to Agent’s, or any such Lender’s or Participant’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).
(b) Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto, and provided that a Participant shall not be entitled to any additional amounts pursuant to this Section 16 in excess of the amount to which Lender granting the participation would have been entitled.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (c), (d) or (e) of this Section 16 are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Loan Parties under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses incurred in connection with such refund of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender hereunder) to Agent or such

Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Credit Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person. Subject to the first sentence of this Section 16(h), upon the reasonable request of Borrower, a Lender or Agent, as applicable, shall in its sole discretion, exercised in good faith, use reasonable efforts to cooperate with Borrower with a view to obtaining a refund of any Taxes with respect to which Borrower has paid any Gross-Up Payment pursuant to this Section 16 and which Borrower, on advice of counsel, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority; provided, that all costs and expenses of such Lender or Agent with respect to its efforts shall be borne by and paid by Borrower on demand and neither Agent nor any Lender shall be required to (i) take any action that Agent or such Lender determines, in its sole discretion, would have an adverse effect on Agent or such Lender or (ii) disclose any information that it deems to be confidential.
(i) Each Lender agrees that, as promptly as practicable after the occurrence of any event giving rise to the operation of Section 16 with respect to such Lender, it will use reasonable, good faith efforts (subject to overall policy considerations of such Lender) to eliminate or reduce any Gross-Up Payment which may thereafter accrue, including by designating another lending office or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or other action is made on terms that, in the sole judgment of such Lender, would not be otherwise disadvantageous to such Lender, and provided, further, that nothing in this Section 16 shall affect or postpone any of the obligations or rights of Borrower or any Lender pursuant to this Section 16.
17. GENERAL PROVISIONS.
17.1. Effectiveness.
This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2. Section Headings.
Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3. Interpretation.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions.
Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5. [Intentionally Omitted]
17.6. Debtor-Creditor Relationship.
The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7. Counterparts; Electronic Execution.
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8. Revival and Reinstatement of Obligations.
If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel following 5 days’ prior written notice to Borrower, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.
(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Equity Sponsor and Loan Parties and their respective Affiliates (other than the Sponsor Guarantors, which are dealt with in subsection (b) of this Section 17.9), their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group in connection with the transactions contemplated by this Agreement, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed in a writing addressed to Borrower and Equity Sponsor to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower in the case of information relating to the Loan Parties and their Subsidiaries or the Equity Sponsor in the case of information relating to the Equity Sponsor and its Affiliates (other than such Affiliates as are the Loan Parties and their Subsidiaries or the Sponsor Guarantors), as applicable, (v) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement (except to (x) a Specified Competitor (unless a Sponsor Event of Default has occurred and is continuing or Borrower has provided its prior written consent) or (y) a New Competitor (unless (1) a Sponsor Event of Default has occurred and is continuing or (2) the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein), provided that any such assignee, participant, or pledgee shall have agreed to receive such information hereunder subject to the terms of this Section in a writing addressed to (A) Borrower in the case of information relating to the Loan Parties and their Subsidiaries or (B) Equity Sponsor in the case of information relating to the Equity Sponsor, and (viii) in connection with any litigation or other adversary proceeding involving parties hereto or under the other Loan Documents which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided however, that in each case such Agent or Lenders shall give prompt notice to Borrower, to the extent practicable, of its intent to disclose such confidential information together with or description and/or copy of the information to be disclosed.
(b) Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding the Sponsor Guarantors and their Affiliates (other than any Person that is the subject of subsection (a) of this Section 17.9), their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Agent in connection with the transactions contemplated by this Agreement, (ii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iii) as may be agreed to in advance by Sponsor Guarantors in writing so long as the intended recipient of such disclosure shall have agreed in a writing addressed to Sponsor Guarantors to receive such information subject to the terms of this Section, (iv) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, the Lenders or their respective Affiliates), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, so long as either (A) prior to the disclosure of such information, Sponsor Guarantors have consented in writing to such disclosure under this clause (vi), (B) a Sponsor Event of Default has occurred and is continuing, (C) such disclosure is to a Lender or an Affiliate of a Lender, or (D) if such Lender has complied with the terms of the Right of First Offer Agreement and the right of first offer contained in Section 2 of the Right of First Offer Agreement has not been exercised by the Sponsor Guarantors within the time period set forth therein, provided that any such assignee, participant, or pledgee shall have agreed in a writing addressed to Sponsor Guarantors to receive such information hereunder subject to the terms of this Section; provided however, that in each case such Agent or Lenders shall give prompt notice to Sponsor Guarantors, to the extent practicable, of its intent to disclose such confidential information together with a description and/or copy of the information to be disclosed, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto or under the other Loan Documents which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. Notwithstanding the foregoing or anything to the contrary in this Agreement or otherwise, the Sponsor UBOC Documents (and any amendment, modifications, supplements thereof or refinancings thereof) provided by or on behalf of the Sponsor Guarantors or their Affiliates directly or indirectly to Agent shall be held by the Agent in strict confidence and shall not be shared with any other Person, subject only to the exception contained in clauses (i), (ii), (iii), (iv), (v) and (vii) of the preceding sentence.
(c) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.
17.10. Lender Group Expenses.
Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. USA PATRIOT Act.
Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
17.12. Integration.
This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WESTWOOD ONE, INC., a Delaware corporation, as Borrower
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Marina Cheng
	Name:	Marina Cheng
	Title:	Vice President
Signature Page to Credit Agreement

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Applicable Termination Date” has the meaning specified therefore in Section 3.6 hereof.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full (other than contingent indemnification obligations and contingent reimbursement obligations (it being agreed that “contingent reimbursement obligations” does not refer to obligations, contingent or otherwise, pertaining to the Letters of Credit) in respect of which no claim for payment has been asserted in writing) on the Maturity Date, (b) a continuing Event of Default and the election by the Agent or the Required Lenders to require that payments be applied pursuant to Section 2.4(b)(ii) of the Agreement, or (c) a Trigger Event.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

Schedule 1.1

“Authorized Person” means any one of the individuals identified on Schedule A-2 in their capacity as an officer for the Borrower, as such Schedule may be updated from time to time by Borrower and delivered to Agent.
“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base LIBOR Rate” means the greater of (a) 2.50 percent per annum, and (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
“Base Rate” means the greatest of (a) 3.75 percent per annum, (b) the Federal Funds Rate plus 1/2%, (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, and (d) the one month LIBOR Rate which shall be determined on a daily basis.
“Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means 4.50 percentage points.
“Benefit Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board Reconstitution” means the reconstitution of the Borrower’s Board of Directors on or prior to the Closing Date such that Borrower’s Board of Directors is controlled by Gores Radio Holdings.

Schedule 1.1

“Borrower” has the meaning specified therefor in the preamble to the Agreement.
“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of California (or, solely in the case of references to a “Business Day” in Sections 4, 5, 6 and 8 of the Agreement, banks in New York City) are required or authorized to be closed except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person, all payments which would be required to be shown in a statement of cash flows of such Person under GAAP for fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than 1 year; provided that Capital Expenditures shall not include any Investment permitted hereunder. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash Equivalents” means any of the following types of Investments meeting the criteria set forth below at the time such Investment is made, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Senior Refinancing Documents and Liens permitted hereunder):
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a New Noteholder or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

Schedule 1.1

(c) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P; and
(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P at the time such Investment is made, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition at the time such Investment is made.
“Change of Control” means an event or series of events other than the Transaction by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Gores Radio Holdings or an Affiliate of Gores Radio Holdings becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by Gores Radio Holdings and/or its Affiliates (so long as it holds a majority of the outstanding Equity Interests of the Borrower) or by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

Schedule 1.1

“Change of Control Prepayment Date” has the meaning specified therefor in Section 2.4(e)(iv) hereof.
“Closing Date” means the date of the making of the initial Advance or Term Loan hereunder.
“Closing Date Flow of Funds” means the Flow of Funds for the sources and uses of funds on the Closing Date delivered to Agent in final form prior to the funding on the Closing Date.
“Code” means the California Uniform Commercial Code, as in effect from time to time.
“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period:
(a) minus any net gain or plus any loss arising from the sale or other disposition of capital assets;
(b) plus any provision for taxes based on income or profits of the Borrower and its Subsidiaries;
(c) plus the consolidated net interest expense of the Borrower and its Subsidiaries;
(d) plus depreciation, amortization and other non-cash losses, charges or expenses of the Borrower and its Subsidiaries (including impairment of intangibles and goodwill);
(e) minus any “extraordinary,” “unusual,” “special” or “non-recurring” earnings or gains or plus any “extraordinary,” “unusual,” “special” or “non-recurring” losses, charges or expenses;
(f) plus restructuring expenses or charges;

Schedule 1.1

(g) plus non-cash compensation recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;
(h) plus any Permitted Glendon/Affiliate Payments;
(i) plus any Transaction Costs;
(j) minus any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and
(k) minus any non-cash items increasing such Consolidated Net Income (including, without limitation, any write-up of assets);
in each case to the extent taken into account in the determination of such Consolidated Net Income, and determined without duplication and on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be calculated on a pro forma basis to give effect to any acquisition or asset sale permitted hereunder consummated at any time on or after the first day of the applicable measurement period as if such acquisition or asset sale had been effected on the first day of such period.
“Consolidated Net Income” means, for any period, the aggregate net income of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(a) the net income for such period of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest shall be included only to the extent such net income shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; and
(b) the cumulative effect of a change in accounting principles will be excluded.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Convertible Preferred Stock” means the 8.0% Series B Convertible Preferred Stock of the Borrower.
“Culver City” means the property subject to the Lien created by the Deed of Trust (as defined in the New Senior Note Agreement), as amended by the Deed of Trust Modification (as defined in the New Senior Note Agreement) and as further amended, restated or modified from time to time.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

Schedule 1.1

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“Environmental Laws” means any and all applicable and legally binding federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Sponsor” means The Gores Group, LLC, a Delaware limited liability company.

Schedule 1.1

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the IRC.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Existing Banks” has the meaning provided therefor in the definition of Existing Indebtedness.
“Existing Indebtedness” means the Indebtedness under (a) the Note Purchase Agreement dated as of December 3, 2002 among the Borrower and the holders of the notes issued thereunder (the “Existing Noteholders”), as amended, and the Borrower’s outstanding (x) Series A 4.64% Senior Guaranteed Notes due November 30, 2009 and (y) Series B 5.26% Senior Guaranteed Notes due November 30, 2012, and (b) the Credit Agreement dated as of March 3, 2004 among the Borrower and the lenders party thereto (the “Existing Banks”), in their respective capacities as lenders, agents or other representatives, as amended.
“Existing Noteholders” has the meaning provided therefor in the definition of Existing Indebtedness.
“FCC Licenses” means the Federal Communications Commission licenses held by Borrower and its Subsidiaries.
“Fee Letter” means that certain fee letter dated as of April 23, 2009 between Borrower and Agent, in the form agreed to by Agent and Borrower prior to the Closing Date.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

Schedule 1.1

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Glendon Partners” means Glendon Partners, Inc, a Delaware corporation.
“Gores Parties” means the Gores Specified Parties and their respective Affiliates and Subsidiaries.
“Gores Radio Holdings” means Gores Radio Holdings, LLC, a Delaware limited liability company.
“Gores Specified Parties” means Gores Radio Holdings and the Sponsor Guarantors and “Gores Specified Party” means any one of them.
“Gores Subordination Agreement” means that certain Subordination Agreement (Gores) dated as of the date hereof by and among Borrower, each Sponsor Guarantor and each Person designated as a “New Noteholder” in the New Senior Note Agreement, as amended, supplemented or otherwise modified from time to time.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate or articles of organization, certificate of limited partnership, by-laws, operating agreement, agreement of limited partnership, or other organizational documents of such Person.
“Governmental Authority” means:
(a) the government of
(i) the United States of America or any State or other political subdivision thereof, or
(ii) any jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Guarantors” means (a) each Subsidiary Guarantor, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.9 of the Agreement, and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group, in the form attached as Exhibit 3.1(c)(iii).
“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

Schedule 1.1

“Indebtedness” means with respect to any Person, at any time, without duplication,
(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(f) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Initial Sponsor Letter of Credit” means that certain Irrevocable Standby Letter of Credit in the amount of $15,000,000 issued as of the Closing Date by Union Bank of California, N.A. in favor of Agent, as beneficiary, on behalf of the Sponsor Guarantors, as applicants.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” is defined in Section 4.11 of the Agreement.

Schedule 1.1

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.
“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Other Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or all or a substantial part of the business, of such Person. An “Investment” shall include any transaction described in the preceding sentence whether done directly or indirectly. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that the amount of any Investment shall be reduced by the amount of all cash payments received with respect thereto, whether as principal, interest, dividends, repayments or otherwise.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Issuing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent (not to be unreasonably delayed, withheld or conditioned), agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.11 of the Agreement.
“L/C” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“L/C Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.
“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

Schedule 1.1

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group in accordance with the Loan Documents, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, and public record searches (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, (f) reasonable out-of-pocket fees and expenses (including travel, meals, and lodging) of Agent related to any inspections permitted and payable or reimbursable by the Loan Parties under the Loan Documents, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries arising out of the transactions contemplated by this Agreement and the other Loan Documents, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Issuing Lender, from a commercial bank acceptable to the Issuing Lender (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit); provided that, notwithstanding anything to the contrary herein or in any other Loan Document, if the Sponsor Guarantors (or either of them) provide Letter of Credit Collateralization in connection with the consummation of a purchase and sale pursuant to the provisions of Section 3 of the Guaranty and Put Agreement, no Letter of Credit fee shall continue to accrue from and after the date on which such Letter of Credit Collateralization is so provided by the Sponsor Guarantors (or either of them).

Schedule 1.1

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit.
“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate Margin” means 4.50 percentage points.
“Library Assets” means the Borrower’s collection of previously broadcast programs and segments, which includes live concert performances, artist interviews, daily news programs, sports and entertainment features, Capitol Hill hearings and other special events.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar agreements).
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, any Compliance Certificate, the Fee Letter, the Guaranty, the Letters of Credit, the Sponsor Guaranty and Put Agreement, the Sponsor Letter of Credit, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries or any Sponsor Guarantor and the Lender Group in connection with the Agreement.

Schedule 1.1

“Loan Parties” means Borrower and any Guarantor and “Loan Party” means any one of them.
“Loans” means the Term Loans, the Advances, the Protective Advances and the Swing Loans.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) the Transaction, (c) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any other Loan Document, or (d) the validity or enforceability of this Agreement or any other Loan Document.
“Materials of Environmental Concern” means any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and ureaformaldehyde insulation.
“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
“Maximum Revolver Amount” means $15,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
“Metro Division” means the division of the Borrower that provides traffic, news, sports and weather reports and information programming to radio and television stations.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any Benefit Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

Schedule 1.1

“Net Cash Proceeds” means:
(a) with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) in the case of casualty losses or condemnations, all reasonable costs and expenses incurred in connection with the collection thereof, and (iv) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and
(b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.
“Network Division” means the division of the Borrower that provides radio station affiliates with news, sports, talk, music and special event programming.
“New Competitor” means any Person that both (x) competes with any business of Borrower and (y) has been added to Schedule S-2 of this Agreement after the Closing Date in accordance with the terms of this Agreement by the Borrower delivering to the Agent and the Lenders written notice of such addition (each such notice a “New Competitor Notice”), provided that (a) no Person shall be considered a New Competitor for purposes of the Right of First Offer Agreement or this Agreement (i) if such Person is a Specified Competitor or (ii) in the event Agent determines in good faith that such Person does not compete with any business of Borrower and Agent provides written notice of such determination to Borrower within 30 days of Agent’s receipt of the applicable New Competitor Notice, and (b) no commercial bank, finance company, insurance company, financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business may be named as a New Competitor, and notwithstanding any New Competitor Notice naming any such Person as a New Competitor, any such Person shall not be considered a New Competitor regardless of whether Agent gives any notice written or otherwise to Borrower that such Person may not be considered a New Competitor.
“New Noteholder” has the meaning ascribed thereto in the New Senior Note Agreement.

Schedule 1.1

“New Senior Notes” means those certain 15.00% Senior Secured Notes dated as of the Closing Date due July 15, 2012 with an aggregate principal amount not to exceed $117,500,000 issued by Borrower to each Person designated as a “New Noteholder” in the New Senior Note Agreement, as amended, supplemented or otherwise modified from time to time to the extent not prohibited by the terms of the Subordination Agreement.
“New Senior Note Agreement” means that certain Securities Purchase Agreement dated as of the date hereof among Borrower and each Person designated as a “New Noteholder” therein, as amended, supplemented or otherwise modified from time to time to the extent not prohibited by the terms of the Subordination Agreement.
“Obligations” means all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums (if any), liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Other Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

Schedule 1.1

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Other Guaranty, the Indebtedness or other obligations that are the subject of such Other Guaranty shall be assumed to be direct obligations of such obligor, provided, however, if such Other Guaranty is limited by its terms to a lesser amount, the amount of such Other Guaranty shall be limited to such lesser amount.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.17 of the Agreement.
“Payoff Date” means the first date on which (i) all of the Obligations (other than contingent indemnification obligations and contingent reimbursement obligations (it being agreed that “contingent reimbursement obligations” does not refer to obligations, contingent or otherwise, pertaining to the Letters of Credit) in respect of which no claim for payment has been asserted in writing) are paid in full and the Commitments of the Lenders are terminated, and (ii) Letter of Credit Collateralization has been provided in respect of all of the then existing Letter of Credit Usage.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Discretion” means a determination made in good faith and the exercise of reasonable (from the perspective of a lender) business judgment.
“Permitted Glendon/Affiliate Payments” means payments made at the Borrower’s discretion to Gores Radio Holdings (and its Affiliates including, without limitation, Glendon Partners) for consulting services provided to the Borrower and its Subsidiaries not in excess of:
(a) $1,750,000 in the aggregate in calendar year 2009 for such services provided during or prior to calendar year 2009 and
(b) $1,150,000 in the aggregate in each calendar year thereafter for services provided in each such year.

Schedule 1.1

“Permitted Library Assets Transactions” means (i) licenses of Library Assets and (ii) entry into and performance in respect of revenue and/or profit sharing arrangements (and other similar arrangements) with respect to revenue and/or profits generated by the Library Assets, in each case for a period not in excess of 10 years unless terminable by Borrower or any Subsidiary upon no more than 180 days notice.
“Permitted Liens” means Liens permitted by Section 6.4.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
(c) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

Schedule 1.1

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Replacement Sponsor Letter of Credit” has the meaning specified therefor in the Sponsor Guaranty and Put Agreement.
“Required Equity Contribution” means the contribution to the equity of Gores Radio Holdings of at least $25,000,000 in additional cash from Sponsor Guarantors on terms and conditions reasonably satisfactory to Agent, together with the acquisition of additional equity shares of Borrower by Gores Radio Holdings such that Gores Radio Holdings owns common stock and preferred stock of Borrower that when aggregated equals or exceeds 72.5% of the issued and outstanding equity of Borrower, on terms and conditions reasonably satisfactory to Agent, such that the Board of Directors of Borrower shall be controlled by Gores Radio Holdings on the Closing Date.

Schedule 1.1

“Required Equity Contribution Documents” means any instruments or agreements entered into by Borrower in connection with the obtaining by Borrower of the Required Equity Contribution.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, each having a Pro Rata Share as calculated under clause (d) of the definition of Pro Rata Share of not less than 20%, “Required Lenders” must include at least 2 Lenders.
“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means:
(a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; and
(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Borrower or any Subsidiary of, on account of or in respect of, the principal of any Indebtedness that is subordinated in right of payment to the Indebtedness owing under the New Senior Notes prior to the regularly scheduled maturity date thereof;
provided, for the avoidance of doubt, the conversion of the Convertible Preferred Stock into common stock of the Borrower (as contemplated by the Required Equity Contribution Documents) shall not constitute a Restricted Payment.
“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

Schedule 1.1

“Revolver Usage” means, as of any date of determination, (a) the amount of outstanding Advances, Protective Advances and Swing Loans, plus (b) the amount of the Letter of Credit Usage.
“Right of First Offer Agreement” means that certain Right of First Offer Agreement dated as of the Closing Date among Agent, Lenders and the Sponsor Guarantors, in the form of Exhibit 3.1(c)(viii).
“Risk Participation Liability” means, as to each Letter of Credit, all obligations of Borrower to the Issuing Lender with respect to such Letter of Credit, including (a) the contingent reimbursement obligations of Borrower with respect to the amounts available to be drawn or which may become available to be drawn thereunder, (b) the reimbursement obligations of Borrower with respect to amounts that have been paid by the Issuing Lender to the Underlying Issuer, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.
“Sale-Leaseback Transaction” means a transaction pursuant to which the Borrower shall sell or transfer to any Person (other than a Subsidiary) any property and, as part of the same transaction, the Borrower shall rent or lease as lessee, or similarly acquire the right to possession or use of, such property which it intends to use for the same purpose.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Senior Debt Leverage Ratio” means as of the last day of any fiscal quarter, the aggregate principal amount of the New Senior Notes outstanding at such time divided by Consolidated EBITDA for the period of four fiscal quarters of the Borrower ending on such date. For purposes of determining compliance with the Senior Debt Leverage Ratio, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards Nos. 15 and 159) shall be disregarded and such determination shall be made as if such election had not been made.

Schedule 1.1

“Senior Financial Officer” means the chief financial officer, principal accounting officer, senior vice president of finance, treasurer or comptroller of the Borrower.
“Senior Note Protective Advances” means those advances made to Borrower pursuant to Section 3.4 of the Amended and Restated Intercreditor and Collateral Trust Agreement (as such Section 3.4 is in effect on the date hereof and as such Agreement is defined in the New Senior Note Agreement).
“Senior Refinancing” means the conversion and replacement on the Closing Date of all of the Borrower’s Existing Indebtedness with the New Senior Notes provided to Borrower by the Sponsor Guarantors and certain of the Existing Banks and Existing Noteholders.
“Senior Refinancing Documents” means the New Senior Note Agreement, the New Senior Notes, and the other Financing Documents (as defined in the New Senior Note Agreement) executed in connection with the Senior Refinancing.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the Closing Date) of the Borrower and, in any event, shall include all Subsidiary Guarantors.
“S&P” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc.
“Specified Competitors” means the Persons listed on Schedule S-1 as of the date hereof and “Specified Competitor” means any one of them.
“Sponsor Event of Default” has the meaning ascribed therefor in the Sponsor Guaranty and Put Agreement.
“Sponsor Guaranty and Put Agreement” means that certain Guaranty (With Put Option) dated as of the Closing Date and made by Sponsor Guarantors in favor of Agent for the benefit of the Lender Group in the form of Exhibit 3.1(c)(v).
“Sponsor Guarantors” means Gores Capital Partners II, L.P., a Delaware limited partnership and Gores Co-Invest Partnership II, L.P., a Delaware limited partnership and “Sponsor Guarantor” means any one of them.
“Sponsor Letter of Credit” means (a) with respect to periods prior to the issuance of a Replacement Sponsor Letter of Credit, the Initial Sponsor Letter of Credit and (b) thereafter the applicable Replacement Sponsor Letter of Credit.

Schedule 1.1

“Sponsor UBOC Documents” means that certain Revolving Credit Agreement dated as of July 20, 2007 by and among Gores Capital Partners II, L.P., Gores Co-Invest Partnership II, L.P. and Union Bank of California, N.A. and Amendment No. 1 dated as of June 23, 2008.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subordination Agreement” means (i) until such time, if any, that the Sponsor Guarantors and their Affiliates are the only Lenders under the Agreement, the WFF Subordination Agreement or (ii) upon and after the Sponsor Guarantors and their Affiliates becoming the only Lenders under the Agreement, the Gores Subordination Agreement; provided that with respect to this clause (ii), if the Sponsor Guarantors and their Affiliates subsequently resell (A) the Subordinated Term Loan and the Subordinated Revolving Facility (each as defined in the Gores Subordination Agreement) in accordance with Section 7 thereof and Borrower and its Subsidiaries and the Noteholders (as defined in the Gores Subordination Agreement) enter into (or are required, pursuant to such Section 7, to enter into) a WFF Form of Subordination Agreement (as defined in the Gores Subordination Agreement) pursuant to such Section 7, Subordination Agreement means the WFF Form of Subordination Agreement, or (B) the Subordinated Term Loan or the Subordinated Revolving Facility, but not both, in accordance with such Section 7 and Borrower and its Subsidiaries and the Noteholders enter into (or are required, pursuant to such Section 7, to enter into) a WFF Form of Subordination Agreement pursuant to such Section 7, Subordination Agreement means (x) with respect to the transferee(s) of the Subordinated Term Loan or the Subordinated Revolving Facility, as applicable, pursuant to such Section 7, the WFF Form of Subordination Agreement, and (y) with respect to the Sponsor Guarantors and their Affiliates party (or that are required, pursuant to Section 13.5 of the Agreement, to be party) to the Gores Subordination Agreement, the Gores Subordination Agreement, as to the Subordinated Term Loan or Subordinated Revolving Facility, as the case may be, not so transferred in accordance with such Section 7.
“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantors” means Westwood One Radio, Inc., a California corporation, Westwood One Radio Networks, Inc., a Delaware corporation, Westwood National Radio Corporation, a Delaware corporation, Westwood One Stations-NYC, Inc., a Delaware corporation, Westwood One Properties, Inc., a Delaware corporation, Smartroute Systems, Inc., a Delaware corporation, Metro Networks, Inc., a Delaware corporation, Metro Networks Communications, Inc, a Maryland corporation, Metro Networks Services, Inc., a Delaware corporation, Metro Networks Communications, Limited Partnership and TLAC, Inc., a Delaware corporation and each other Person that subsequent to the date of this Agreement becomes a party to the Guaranty in accordance with Section 5.9 of this Agreement.

Schedule 1.1

“Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided that Taxes shall exclude (i) any tax imposed on or in respect of the net income or net profits (including any branch profits taxes) of any Lender or any Participant, in each case imposed by the taxing authority of any jurisdiction (or by any political subdivision) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c), (d) or (e) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority and (B) in the case of any assignment by a Foreign Lender, any United States federal withholding taxes described in clause (A) to the extent that such assignor was entitled, at the time of the assignment, to receive such taxes pursuant to Section 16(a) of the Agreement.
“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.
“Term Loan Amount” means $20,000,000.
“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

Schedule 1.1

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Transaction” means, collectively, (i) the Amendment, Restatement and Combination Transactions (as defined in the New Senior Note Agreement), the Satisfaction Transactions (as defined in the New Senior Note Agreement), the grant of the Requested Waivers (as defined in the New Senior Note Agreement), and the execution, delivery and performance by the Borrower and its Subsidiaries of the New Senior Note Agreement and the other Senior Refinancing Documents, the Required Equity Contribution Documents, the Agreement and the other Loan Documents in each case to which they are a party, and (ii) the payment of all fees and expenses in connection with the foregoing.
“Transaction Costs” means all of the fees, costs and expenses paid or to be paid (or incurred or to be incurred) by the Borrower in connection with the Transaction.
“Transaction Documents” means the Financing Documents (as defined in the New Senior Note Agreement), the Required Equity Contribution Documents, and the Loan Documents.
“Trigger Event” has the meaning specified therefore in the Sponsor Guaranty and Put Agreement.
“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the account of Borrower.
“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.
“WFF Subordination Agreement” means that certain Subordination Agreement (Wells Fargo) dated as of the Closing Date among Borrower, Agent, and each Person designated as a “New Noteholder” in the New Senior Note Agreement, in the form of Exhibit 3.1(c)(iv), as amended, supplemented or otherwise modified from time to time.

Schedule 1.1

Schedule 3.1
The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a) the Closing Date shall occur on or before May 15, 2009;
(b) the representations and warranties of Borrower and its Subsidiaries and the Sponsor Guarantors contained in this Agreement or in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
(i) a disbursement letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,
(ii) the Fee Letter,
(iii) the Guaranty in the form attached as Exhibit 3.1(c)(iii),
(iv) the WFF Subordination Agreement in the form attached as Exhibit 3.1(c)(iv),
(v) the Sponsor Guaranty and Put Agreement in the form attached as Exhibit 3.1(c)(v),
(vi) [Reserved],
(vii) the original Sponsor Letter of Credit in the form attached as Exhibit 3.1(c)(vii), and
(viii) the Right of First Offer Agreement in the form attached as Exhibit 3.1(c)(viii).
(d) Agent shall have received a certificate from the Secretary of Borrower in the form attached as Exhibit 3.1(d) (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

Schedule 3.1

(e) Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;
(f) Agent shall have received a certificate of status with respect to Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;
(g) [RESERVED];
(h) Agent shall have received a certificate from the Secretary of each Guarantor (or in the case of Metro Networks Communications, Limited Partnership, the Secretary of Metro Networks Communications, Inc.) in the form attached as Exhibit 3.1(h) (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of such Guarantor;
(i) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor (or in the case of Metro Networks Communications, Limited Partnership, the Secretary of Metro Networks Communications, Inc.);
(j) Agent shall have received a certificate from the Secretary of each Sponsor Guarantor in the form attached as Exhibit 3.1(j) (i) attesting to the resolutions of such Sponsor Guarantor’s general partner authorizing its execution, delivery, and performance of the Loan Documents to which such Sponsor Guarantor is a party, (ii) authorizing specific officers of such Sponsor Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of the general partner of such Sponsor Guarantor;
(k) Agent shall have received copies of each Sponsor Guarantor’s Governing Documents as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Sponsor Guarantor;
(l) Agent shall have received a certificate of status with respect to each Sponsor Guarantor, dated within 16 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor or Sponsor Guarantor, which certificate shall indicate that such Guarantor or Sponsor Guarantor is in good standing in such jurisdiction;
(m) Agent shall have received a certificate of status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor or Sponsor Guarantor, which certificate shall indicate that such Guarantor or Sponsor Guarantor is in good standing in such jurisdiction;

Schedule 3.1

(n) Agent shall have received an opinion of Loan Parties’ counsel in the form attached as Exhibit 3.1(n) in form and substance satisfactory to Agent;
(o) Agent shall have received an opinion of Sponsor Guarantors’ counsel in the form attached as Exhibit 3.1(o) in form and substance satisfactory to Agent;
(p) [Intentionally Omitted]
(q) Agent shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Agent in its sole discretion;
(r) Borrower shall have paid all Lender Group Expenses then due and payable and incurred in connection with the transactions evidenced by this Agreement;
(s) Agent shall have received copies of the Sponsor UBOC Documents, together with a certificate of the Secretary of each Sponsor Guarantor certifying each such document as being a true, correct, and complete copy thereof; provided that it is understood and agreed such Sponsor UBOC Documents shall be kept in strict confidence by Agent in accordance with Section 17.9 of the Agreement;
(t) Borrower and each of its Subsidiaries shall have received all consents, approvals or authorizations of, or made all registrations, filings or declarations with or evidence of other actions required by any Governmental Authority in (the “Governmental Approvals”) connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents, the Senior Refinancing, the Required Equity Contribution, and with the consummation of the transactions contemplated thereby (including the Board Reconstitution), except for (i) filings of appropriate counterparts of this Agreement and other Transaction Documents as required by applicable foreign, Federal and state securities law to the extent that such filings can only be made after the execution of this Agreement and other Transaction Documents, (ii) such Governmental Approvals which if not obtained would not restrain, prevent or impose materially adverse conditions upon the consummation of the Transaction, and (iii) all filings and other actions contemplated by the Security Documents (as defined in the New Senior Note Agreement);
(u) The Senior Refinancing shall have been consummated in accordance with the terms and conditions of the Senior Refinancing Documents, and no such terms or conditions materially adverse to the Lenders shall have been waived other than with the consent of Agent;
(v) The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or on the Closing Date, and after giving effect to the Amendment, Restatement and Combination Transactions (as defined in the New Senior Note Agreement), and the Satisfaction Transactions (as defined in the New Senior Note Agreement) and grant of the Requested Waivers (as defined in the New Senior Note Agreement), no Default or Event of Default shall have occurred and be continuing;

Schedule 3.1

(w) The Required Equity Contribution shall have been consummated in accordance with the terms and conditions of the Required Equity Contribution Documents and no such terms or conditions materially adverse to Lenders shall have been waived other than with the consent of Agent and the Board Reconstitution shall have been consummated;
(x) [Intentionally Omitted]
(y) Except as set forth on Schedule 3.9 the Borrower shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 4.5;
(z) The Borrower, the Subsidiary Guarantors, each Sponsor Guarantor and each other Existing Creditor (as defined in the New Senior Note Agreement) shall have duly executed and delivered the Subordination Agreement, dated as of the Closing Date, as the same may be amended, restated or modified from time to time in accordance with its terms, the “Gores Subordination Agreement”), and, as of the Closing Date, the Subordination Agreement shall be in full force and effect; and
(aa) The Transaction shall have been consummated in accordance with the terms an conditions of the Transaction Documents and no such terms or conditions materially adverse to the Lenders shall have been waived other than with the consent of Agent.

Schedule 3.1